EXHIBIT 10.17

MASTER AGREEMENT

THIS MASTER AGREEMENT (“Agreement”) is made this 6th day of September, 2019 (the “Effective Date”) by and among SOTHERLY HOTELS LP, a Delaware limited partnership (“Owner”); SOTHERLY HOTELS INC., a Maryland corporation and general partner of the Owner (the “REIT”) (the Owner and REIT are hereinafter referred to as the “Company”); MHI HOSPITALITY TRS, LLC, a Delaware limited liability company (“Lessee”), NEWPORT HOSPITALITY GROUP, INC., a Virginia corporation (“Manager Parent”) and OUR TOWN HOSPITALITY LLC, a Virginia limited liability company (“Our Town” or the “Manager” and collectively with the Company, Lessee and the Manager Parent, the “Parties”).

RECITALS

WHEREAS, the REIT is a publicly traded real estate investment trust;

WHEREAS, the Owner is the operating partnership of the REIT and through its subsidiary entities owns 12 hotels and has ownership interests in the commercial units of a condominium hotel (collectively, the “Hotels”);

WHEREAS, the Lessee is indirectly owned by the REIT and the Owner and is the lessee, either directly or through its subsidiaries, of the Hotels;

WHEREAS, the Manager Parent (including its related persons) manages hotels in a manner that qualifies it as an eligible independent contractor under applicable provisions of the Internal Revenue Code (the “Code”), and is the sole member of Manager;

WHEREAS, as of the date hereof, the Hotels are managed for the Lessee and its subsidiaries by third party managers and the Company has given notice of its intent to terminate the management agreements applicable to those Hotels listed on Exhibit A hereto (the “Current Hotels”) on December 31, 2019.

WHEREAS, REIT, Owner and Lessee have agreed with Manager Parent to implement an arrangement whereby commencing January 1, 2020 (the “Commencement Date”) Manager will manage the Current Hotels on an exclusive basis, subject to the terms and conditions set forth in management agreements relating to each hotel;

WHEREAS, the Parties have agreed that Manager will be located in Williamsburg, Virginia and will operate on a stand-alone, independent basis and have such operating assets and capabilities as necessary to perform under the terms hereof and, from and after the Commencement Date, the Management Agreements (as hereinafter defined);

WHEREAS, the Parties desire to: (i) establish the requirements for the governance and operational capacity of Manager as a condition to Manager assuming management responsibilities for the Current Hotels; (ii) enter into Management Agreements for each of the Current Hotels prior to the Commencement Date and (iii) establish the management fees to be included in the individual Management Agreements for each of the Current Hotels and for Additional Hotels (as hereinafter defined) that the Company may offer to Manager as provided herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Owner, REIT, Lessee and Manager Parent hereby agree as follows:

1.	Manager
a.	Formation

Manager Parent has formed Manager as a limited liability company under the laws of Virginia and is the sole member of Manager.  Manager Parent: (i) has properly treated Manager as an entity disregarded as separate from Manager Parent for U.S. federal income tax purposes since Manager’s formation, and (ii) has not and will not take any action to change Manager’s tax classification from an entity disregarded as separate from Manager Parent for U.S. federal income tax purposes.  Manager has or will qualify to conduct business in each jurisdiction in which a Current Hotel is located and shall qualify in any additional jurisdictions in which an Additional Hotel is located or will form subsidiary limited liability companies to manage a Current Hotel or an Additional Hotel and will cause each such entity to qualify to conduct business in those jurisdictions in which a hotel managed by such entity is located.

b.	Governance

Upon written notice from Owner, Manager Parent shall cause Manager to adopt the Amended and Restated Operating Agreement in the form attached hereto as Exhibit B (the “Operating Agreement”) which Operating Agreement shall remain in effect following adoption through the end of the Term (as hereinafter defined).  The Operating Agreement will provide that Manager shall be managed by a board of directors (the “Board”) consisting of five members.  Two members will be selected by Manager Parent and two will be selected by Lessee.  The fifth director will be selected by majority vote of the other directors provided such director shall not be affiliated with either Manager Parent or Lessee (the “Independent Director”).  In the event of a tie vote relating to the selection of the fifth director, Lessee will have a casting vote and the decision of Lessee shall be binding on the Parties.  The initial members of the board of directors shall be Drew Sims and David Folsom, as the designees of the Lessee, and Wayne West III and Michael L. Pleninger, as the designees of the Manager Parent.  The initial Independent Director shall be David Beatty.  The directors may be removed or resign and their replacements elected as provided in the Operating Agreement.  None of the directors, other than the Independent Director, shall be entitled to receive compensation for service as a director.  The Independent Director shall be paid an annual fee based on market rates.

c.	Location

Manager shall conduct its business and maintain its main office facilities in space to be sublet by the Company to Manager in Williamsburg, Virginia.  Subject to Lessee’s compliance with its funding commitment set forth in Section 2.c. below, Manager Parent shall cause Manager to fit out such space in the agreed location as shall be necessary to conduct the business of Manager as specified herein and as contemplated in the Management Agreements.  In the event the location in Williamsburg identified by the Parties for the main office facilities of Manager is not available for occupancy prior to and/or following the Commencement Date, Manager Parent shall make available to Manager and its Senior Managers (as hereinafter defined) such space as Manager Parent and Owner may agree upon, either in Manager Parent’s existing facilities or another location, as to allow Manager to operate in a manner consistent with this Agreement and the Management Agreements (the “Temporary Facilities”).  Notwithstanding the foregoing, Manager and Manager Parent shall use commercially reasonable efforts to cause the facilities identified by the Parties in Williamsburg to be available for occupancy prior to the Commencement Date and to limit the period of time, if any, Manager is required to occupy the Temporary Facilities. The sublease for the office space to be utilized by Manager in Williamsburg, Virginia shall be structured to be without recourse to Manager Parent.

d.	Operational Capacity

Subject to paragraph c. above and Lessee’s compliance with its funding commitment set forth in Section 2.c. below, Manager Parent shall cause Manager to have in place prior to the Commencement Date, all furniture, fixtures and equipment, including information technology systems and services, operating licenses and other assets and authorizations as shall be reasonably necessary to conduct the business of Manager (the "Required Assets).  The Parties shall develop and agree upon a list of those systems, services and capabilities that shall constitute the Required Assets and append such list to this Agreement as Exhibit C.

e.	Personnel

Prior to the Commencement Date, Manager shall have retained, with Owner’s approval, individuals to serve in the following capacities:  the President of Manager;  Chief Operating Officer of Manager; the Director of Finance; Senior Vice President of Sales and Marketing; Vice President of Operations and Senior Vice President of Human Resources and Personnel (the “Senior Managers”).  The Senior Managers shall work exclusively for Manager in connection with the Current Hotels and any Additional Hotels that Manager is selected to manage and shall have no other management responsibilities with Manager Parent or any affiliate of Manager Parent or any hotel or other entity managed, owned or operated by Manager Parent or any of its affiliates.  The selection of each Hotel General Manager will be subject to Lessee’s approval.  The Senior Managers shall cause Manager to adopt employee handbooks and policies and training protocols for the employees to be hired to manage and operate the Current Hotels.  The Senior Managers and their successors, shall develop proposals for compensation and benefits arrangements, including medical and health plans, to be made available to employees of Manager.  Such plans shall be subject to approval by Lessee prior to adoption of the Operating Agreement and thereafter subject to Board approval.  Modifications to any such plan following the initial adoption shall be subject to approval by the Board.

f.	Exclusive Manager

For the avoidance of doubt, the intent of the Parties is that Manager shall operate on a stand-alone basis from and after the Commencement Date and provide management services exclusively for the hotels owned or controlled directly or indirectly by the Company.  Manager shall not rely on the personnel or resources of Manager Parent from and after the Commencement Date, except as provided herein or as mutually agreed by the Parties, and Manager Parent will have no obligation or liability with respect to any operating deficits of Manager.  Manager shall not participate in any centralized services offered by Manager Parent unless agreed to by Owner and Lessee.  Centralized services include, without limitation, insurance coverage, acquisition of furniture, fixtures equipment and supplies, shared employee arrangements or the provision of accounting, human resource, legal, tax and other services across multiple hotels or entities other than or in addition to the Managed Hotels.  Except as otherwise agreed by Owner in its sole discretion and as set forth herein, Manager shall not enter into any agreement with Manager Parent for Manager Parent to provide any services, either directly or indirectly, relating to the Managed Hotels or otherwise receive remuneration from Manager arising from Manager’s activities pursuant to the Management Agreements except for distributions to Manager Parent of the earnings and profits of Manager.

g.	Eligible Independent Contractor

During the Term of this Agreement, Manager shall (or Manager Parent shall cause Manager to) at all times qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Code (as may be amended or modified from time to time) (“Eligible Independent Contractor”).  To qualify as an Eligible Independent Contractor, during the Term of this Agreement, Manager agrees (or Manager Parent shall cause Manager to agree) that:

i.Manager shall operate each of the Current Hotels as a “qualified lodging facility” (within the meaning of Section 856(d)(9)(D) of the Code), which is defined as: a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to the REIT, provided that a Current Hotel will not be a qualified lodging facility unless Manager ensures that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is fully authorized to engage in such business at or in connection with such facility;

ii.Neither Manager nor Manager Parent shall own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the outstanding stock of the REIT; and

iii.no more than 35% of Manager or Manager Parent’s membership interests (in its assets or net profits) shall be owned, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), by one or more persons owning 35% or more of the outstanding stock of the REIT;

iv.Manager (or a person who is a “related person” within the meaning of Section 856(d)(9)(F) of the Code (a “Related Person”) with respect to Manager) shall be actively engaged in the trade or business of operating “qualified lodging facilities” within the meaning of Section 856(d)(9)(D) of the Code for one or more persons who are not Related Persons with respect to the REIT or Lessee (“Unrelated Persons”).

Manager shall not sublet the Hotels or Additional Hotels or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto. In the event Manager Parent or Manager expects to take any such action, it shall provide the Company with not less than 180 days prior written notice.  The Company shall either consent to such action or if it determines, in its sole discretion, not to consent to such action, it shall have the right to terminate this Agreement and each Management Agreement prior to the end of such notice period, provided that the Company shall have no right to terminate if Manager Parent or Manager, following the Company’s disapproval of such proposed action, has not yet taken the proposed action and agrees not to take such action in the future without the Company’s written approval.  In the event the Company elects to terminate this Agreement and the Management Agreements, Manager shall cooperate with the Company to mitigate any disruption relating to the transition to a new Manager.  No termination fee will be payable to Manager or Manager Parent in the event of such a termination.

2.	Management Agreements
a.	Fee Structure for Current Hotels

Subject to and conditioned upon Manager and Manager Parent’s compliance with the requirements set forth in Section 1 hereof relating to the formation and operational capacity of Manager, Lessee and Manager will enter into management agreements with respect to each of the Current Hotels in the form of Exhibit D (each a “Management Agreement” and each hotel subject to a Management Agreement is herein after referred to as a “Managed Hotel”).  Each Management Agreement for the Current Hotels will commence on the Commencement Date and will have a term of five years and three months.  The respective base management fees and the incentive management fee structure for the Current Hotels are summarized in Exhibit E and will be reflected in the applicable Management Agreement for each of the Current Hotels.  These fees are intended to reflect market fees for the management of similar hotel properties.  The Hotel Specific Information to be reflected in the Management Agreements for each of the Managed Hotels shall be provided by Lessee and set forth in Exhibit F and appended to this Agreement.  The Management Fee Advances (as hereinafter defined) will be offset against management fees otherwise payable to Manager with respect to the Current Hotels as provided in Section 2.c. below.

b.	Portfolio Fee Adjustment Mechanism

Within sixty (60) days of the end of each calendar year during the Term following the Commencement Date, Manager shall provide Lessee with an income statement and statement of cash flows (that has been reviewed and commented upon by the Board) that shows in reasonable detail the management fee revenue and incentive management fee earned by Manager and the costs incurred by Manager for such year (which costs shall include reasonable reserves for contingent liabilities) and the uses of cash generated by Manager during the year (the “Annual Financial Data”).  In the event that the Net Operating Income of Manager for a calendar year beginning on or after January 1, 2021 as reflected in such Annual Financial Data is less than $250,000 (the “NOI Minimum”), Lessee shall be required to pay additional management fees to Manager in respect of such calendar year equal to the difference between actual Net Operating Income and the NOI Minimum (the “Additional Management Fee”).  NOI Minimum shall be pro-rated for any period during the Term following January 1, 2021 consisting of less than twelve months.  The Additional Management Fee, if any, for a given calendar year shall be paid within thirty (30) days of receipt by Lessee of the Annual Financial Data. Net Operating Income of Manager shall be calculated based on the Annual Financial Data and in a manner consistent with Exhibit G.

c.	Management Fee Advance and Manager Working Capital

i.Prior to the Effective Date, Manager Parent advanced funds to or incurred expenses on behalf of Manager for purposes of securing the Required Assets (the “Initial Advances”).  Prior to the Commencement Date, Lessee shall reimburse Manager for the Initial Advances and advance additional funds to Manager in accordance with the budget attached as Exhibit H (the “Budget”) for purposes of providing working capital to (i) fund the salaries and benefits payable to the Senior Managers and Hotel General Managers for the period following the Effective Date and prior to the Commencement Date and (ii) build out and furnish the leased real estate that will house Manager in Williamsburg and secure the Required Assets (such advances together with the Initial Advances, the “Management Fee Advances”).  The Management Fee Advances shall be treated by the Parties as pre-paid management fees and the amounts so advanced shall be credited against amounts otherwise payable by Lessee (or its affiliates) to Manager pursuant to the Management Agreements as provided in subparagraph c.ii. below.  The Management Fee Advances shall not exceed $1.0 million in the aggregate.  Manager Parent will bear the cost of expenses incurred by Manager prior to the Commencement Date in obtaining the Required Assets and retaining the Senior Managers in excess of such amount.  Within five days of the end of each calendar month prior to the Commencement Date, Manager shall provide Owner with a summary of the expenditures made in the prior period with respect to the commencement of operations of Manager and the acquisition or licensing of the Required Assets and on a year to date basis along with a reconciliation to the Budget for such periods.

ii.The Management Fee Advances shall reduce and be offset against the base and any incentive management fees otherwise payable by Lessee pursuant to the Management Agreements (the “Management Fees”).  Each month during calendar year 2020, the  Management Fees otherwise payable to Manager for such month shall be reduced by 25% and the amount of such reduction (the “Advance Offset”) shall be applied to reduce the balance of Management Fee Advances that have not been applied against Management Fees in prior months.  The reduction of monthly Management Fees by 25% shall continue during calendar year 2020 until such time as the aggregate of the monthly Advance Offsets equals the aggregate Management Fee Advances; provided that the Management Fees payable in calendar year 2021 and subsequent calendar years during the term of the Management Agreements shall not be subject to reduction pursuant to this subparagraph and any Management Fee Advances in excess of the aggregate monthly Advance Offsets applied for calendar 2020 shall be deemed to be satisfied in full as of the end of calendar 2020.

iii.During calendar year 2020, Lessee will make available to Manager a line of credit not to exceed $500,000.00 to be used by Manager solely to fund its working capital requirements.  Such line of credit will be evidenced by a loan agreement and promissory note on terms to be negotiated and agreed by the Parties prior to the Commencement Date.

iv.Notwithstanding the foregoing, with respect to the working capital requirements of each of the Managed Hotels, Lessee shall provide working capital in the amounts specified in the Management Agreements for the Managed Hotels.

3.	Obligations of Manager
a.	Replacement of Senior Managers

In the event of the resignation, termination, death or disability of a Senior Manager or Hotel General Manager, Manager will be required to retain the services of a substitute Senior Manager or Hotel General Manager, as the case may be, with appropriate credentials, background and experience in the hospitality industry.  Manager shall consult with Lessee regarding the retention and designation of any replacement Senior Manager or Hotel General Manager and any such executive so designated by Manager shall be subject to approval by the Board  or, in the event the Operating Agreement has not been adopted, by the Lessee.

b.	Periodic Reports

The Senior Managers shall participate in monthly meetings with representatives of the Company regarding the prior month’s financial and operating performance of each Managed Hotel (the “Monthly Review Call”). The Senior Managers shall also participate in bi-weekly telephonic or on-site meetings, as the case may be, with representatives of the Company to review the performance of assets the Company deems to be underperforming relative to expected levels of operating and financial performance (the “Bi-Weekly Underperforming Call”).  The Company may include review and discussion, during the Bi-Weekly Underperforming Call, of any other issue(s) it deems relevant, which may include, but is not limited to, the integration of Managed Hotels recently made subject to a Management Agreement, the status of Product Improvement Plans (“PIPs”), brand strategies, property staffing, and other operating or financial matters.

4.	Future Hotels and New Manager Opportunities
a.	Newly Acquired Hotels

Subject to Section 4.d. below, during the Term of this Agreement Manager will manage any hotel property acquired by the Company or one of its subsidiaries and leased to Lessee following the date hereof (the “Future Hotel(s)”) on the terms and conditions of the form Management Agreement set forth in Exhibit D (as modified to reflect the Hotel Specific Information to be provided by Lessee) so long as all of the following criteria are met:

i.the Future Hotel is not encumbered by a management contract that would continue beyond the date of the Company’s acquisition of the Future Hotel; Manager agrees to pay any termination fee applicable to such existing management contract; no termination fee is payable by the Company in connection with the termination of any such management contract; or such management contract encumbering the Future Hotel otherwise subsequently terminates or expires;

ii.Manager is a qualified management company as determined by the franchisor of the Future Hotel; and

iii.Manager is and remains an eligible independent contractor under applicable provisions of the Code.

b.	New Manager Opportunities

Owner has retained third party managers to manage the Hotels identified on Exhibit I (the “Retained Manager Hotels”).  The management agreements associated with such hotels have expiration dates ranging from 2020 until 2021.  During the Term and subject to Section 4.d. Manager will manage such hotels as provided in Section 4.c. below commencing with the termination or expiration of the current management agreement relating to each of the Retained Manager Hotels provided Manager is not in breach of this Agreement or any Management Agreement and is a qualified manager as determined by the franchisor (if any) of such hotel and is and remains an eligible independent contractor under applicable provisions of the Code.  The term of each Management Agreement for a Retained Manager Hotel will be coterminous with the Management Agreements applicable to the Managed Hotels and executed in connection with this Agreement.

c.	Notice of Future Hotel or New Manager Opportunity

Not less than thirty (30) days prior to the Company’s acquisition of or investment in a Future Hotel (or thirty (30) days prior to the expiration or termination of the existing management contract that prevented the Future Hotel from being managed by Manager per Section 4.a.i. above) or the expiration or termination of a management agreement relating to a Retained Manager Hotel, the Company will notify Manager in writing of the Company’s proposed acquisition of the Future Hotel or termination or expiration of the existing management agreement and will make available all information reasonably available to the Company with respect to the Future Hotel or Retained Manager Hotel, as the case may be (the “Additional Hotel”).  At the request of Lessee, Manager shall execute a Management Agreement consistent with the form Management Agreement attached hereto for the Additional Hotel with the only exceptions being for Hotel Specific Information and the Management Fees which shall be determined based on the structure set forth in Exhibit E, and Manager and Lessee shall cooperate to allow for the takeover of management of such hotel by Manager upon Owner’s acquisition of or investment in the Additional Hotel or the expiration or termination of the management agreement relating to such hotel.  If Manager does not qualify pursuant to Section 4.a. or b. above to manage the Additional Hotel then Manager shall have no further rights with respect to that Additional Hotel and the Company shall be entitled to select another manager.

d.	Limitations Applicable to Additional Hotels

While it is the present intention of Lessee and Company for Manager to manage any Future Hotels and, upon the termination or expiration of their third party management agreements, the Retained Manager Hotels during the Term, however, notwithstanding anything in this Section 4 to the contrary, if the REIT determines in its sole discretion that a management company other than Manager should manage a Future Hotel or Retained Manager Hotel, neither the Company nor Lessee shall have an obligation to offer the management of such hotel to Manager pursuant to Section 4.a. or b. hereof or to enter into a Management Agreement with Manager with respect to such hotel.

5.	Cooperation

Prior to the Commencement Date, Manager Parent and Manager shall cooperate with Owner and Lessee in connection with the transition of management of the Current Hotels from the existing manager to Manager and each shall use its best efforts to ensure that Manager has the necessary personnel and capacity to meet the performance standards of the franchisor for each of the Managed Hotels as of the Commencement Date.  Without limiting the foregoing, the Manager Parent and Manager shall (i) assist Lessee and Owner in notifying franchisors of the change in manager, to the extent required for any of the Managed Hotels; (ii) cooperate with Owner and Lessee in connection with executing subordination and related agreements as reasonably requested by financial institutions that have provided financing to Owner or Lessee; and (iii) secure the transfer or assignment of alcoholic beverage licenses and any other authorizations licenses and permits necessary to perform under the Management Agreements.

6.	Term

The term (“Term”) of this Agreement shall commence on the Effective Date and unless terminated prior to its expiration as provided below, shall expire on March 31, 2025 provided, however, that the term of this Agreement shall continue beyond such date for such period of time as any Management Agreement for a Current or Additional Hotel remains in effect.  Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time prior to January 1, 2020 by providing written notice to Manager Parent pursuant to Section 22.   In the event such a termination occurs on or prior to October 1, 2019, the Company shall pay Manager Parent a termination fee of $300,000.  In the event such a termination occurs after October 1, 2019 and prior to January 1, 2020, the Company shall pay Manager Parent a termination fee of $750,000.  In the event of a termination prior to January 1, 2020, in addition to the payment of a termination fee as provided above, the Company shall reimburse Manager for out-of-pocket costs reasonably incurred by Manager pursuant to this Agreement.  Such fee and costs shall be payable within thirty (30) days of such termination notice.  This Agreement shall terminate automatically upon the termination or expiration of the term of the Management Agreements for all of the Managed Hotels.

7.	Default

The failure by Manager or Manager Parent to comply with the requirements of Sections 1 and 3 hereof shall be deemed an event of default under this Agreement and each Management Agreement, provided that there shall be no event of default if such failure was the result of:  (a) any act or omission of Owner, REIT, and/or Lessee, including without limitation Owner’s failure to comply with its funding commitments as set forth in this Agreement; or (b) any action directed by the Board of Directors of Manager after the adoption of the Operating Agreement.  In the event of such a default and except as otherwise provided herein, the Company will give written notice of such default and Manager will have an opportunity to cure the default within thirty (30) days of such notice; provided, however, that such thirty (30) day cure period shall be extended an additional thirty (30) days if the default has not been cured but Manager is diligently pursuing a cure in good faith.  If such default has not been cured within the applicable cure period, the Company and Lessee will be entitled to terminate this Agreement and any or all of the Management Agreements that have been executed.  In the event one or more (but not all) of the Management Agreements have been terminated by Lessee or its affiliate as a result of a breach by Manager or Manager Parent, the NOI Minimum will be reduced pro rata by multiplying the then current NOI Minimum by a ratio the numerator of which is the NOI realized in the twelve months immediately preceding such termination by the hotels managed by Manager not being terminated and the denominator of which is the NOI realized in the twelve months immediately preceding such termination by all of the hotels being managed by Manager immediately prior to the termination.  Additionally, in the event of such a termination, the Company and Lessee shall be relieved of any obligation under Section 4 to utilize Manager to manage Additional Hotels.

8.	Assignment

Neither Manager nor Manager Parent shall assign or in any manner sell or transfer any of its rights and interests under this Agreement or, in the case of Manager Parent, its ownership interest in Manager without the prior written consent of Company.  Company, without the consent of, but following notice to Manager, shall have the right from time to time to assign this Agreement to any entity controlled by, under common control with, or controlling Company both before and after such assignment.

9.	Confidentiality

The Parties hereto shall keep confidential all non-public information obtained in connection with this Agreement and shall not disclose any such information or use any such information except in furtherance of its duties under this Agreement or as may be required by law or court order or as may be required by applicable listing standards or the rules and regulations promulgated by the Securities and Exchange Commission.

10.	Amendments; Waivers

This Agreement may be amended only by agreement in writing of all Parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated herein shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

11.	Entire Agreement

This Agreement and the related Exhibits and the Management Agreements contain the entire understanding and agreement between the Parties with respect to the matters referred to herein, and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the Parties to this Agreement including, without limitation, that certain letter agreement dated June 26, 2019 which shall be deemed void and of no further force or effect.  No other representations, covenants, undertakings or other prior or contemporaneous agreements, oral or written, respecting such matters, which are not specifically incorporated herein, shall be deemed in any way to exist or bind any of the parties.  The Parties acknowledge that each Party has not executed this Agreement in reliance on any such promise, representation or warranty.

12.	Binding Agreement

This Agreement has been validly authorized, executed and delivered by the Parties hereto and constitutes the legal, valid and binding obligation of the parties hereto, enforceable against each in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization and/or other similar laws and equitable principles relating to or limiting creditors’ rights generally.

13.	Severability

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transaction contemplated hereby to be unreasonable.

14.	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without deference to conflicts of laws principals.  The Parties hereto agree that venue for any action in connection herewith shall be proper in the City of Williamsburg/James City County, Virginia.  Each Party hereto consents to the jurisdiction of any local, state or federal court situated in or serving such location and waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any proceeding in any such court.

15.	Default; Waiver of Jury Trial; Attorney’s Fees

Any Party to this Agreement shall have all rights at law and in equity to pursue rights and remedies against a Party which defaults under the terms of this Agreement.  The Parties waive the right to request a jury trial for any litigation under this Agreement.  In the event any Party hereto brings a claim arising from or relating to this Agreement, or to enforce this Agreement, the “prevailing party” shall be entitled to recover all its reasonable attorneys’ fees and costs incurred as a result of such a claim as costs of suit or as damages.

16.	Construction

The Parties participated jointly in the preparation of this Agreement.  Each Party to this Agreement has had the opportunity to review, comment upon and redraft this Agreement.  It is agreed that no rule of construction shall apply against any Party or in favor of any Party.  This Agreement shall be construed as if the Parties jointly prepared this Agreement and any uncertainty and ambiguity shall not be interpreted against any one Party.  The Parties acknowledge that they have been represented by counsel of their own choice in the negotiations leading to their execution of this Agreement, and that they have read this Agreement and have had it fully explained to them by their counsel.

17.	Time of Essence

Time is of the essence with respect to the performance of every provision of this Agreement.

18.	Headings

The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

19.	Counterparts

This Agreement and any amendment hereto or any other agreement (or other document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each Party and delivered to the other Party.

20.	Electronic Signatures

This Agreement may be transmitted for execution by facsimile or e-mail and, therefore, signatures transmitted by facsimile or e-mail shall be acceptable and binding.

21.	REIT Qualification

Manager Parent and Manager shall take all commercially reasonable actions reasonably requested by the Company or Lessee for the purpose of qualifying the Company’s rental income from Lessee with respect to the Hotels or Additional Hotels as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code.  Manager Parent and Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying the Company’s rental income from Lessee with respect to the Hotels or Additional Hotels as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code.  In the event Company or Lessee wishes to invoke the terms of this paragraph, the Company or Lessee (as appropriate) shall contact Manager Parent and Manager and the parties shall meet with each other to discuss the relevant issues and to develop a plan for implementing such reasonably requested actions in good faith.  Any additional out-of-pocket costs or expenses incurred by Manager Parent or Manager in complying with such a request shall be borne by the Company.

22.	Notices

All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (i) in person, (ii) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (iii) nationally recognized overnight delivery service, or (iv) by facsimile or email (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (ii) or (iii)), addressed as follows (or to such other addresses as may be specified by like notice to the other parties):

To Lessee:	MHI Hospitality TRS, LLC
410 West Francis Street
Williamsburg, Virginia 23185
Fax: 757-564-8801
Email: davefolsom@sotherly.com

To the REIT:	Sotherly Hotels Inc.
410 West Francis Street
Williamsburg, Virginia 23185
Fax: 757-564-8801
Email: davefolsom@sotherlyhotels.com

To Owner:	Sotherly Hotels, LP
410 West Francis Street
Williamsburg, Virginia 23185
Fax: 757-564-8801
Email: davefolsom@sotherlyhotels.com

With a copy in	Thomas J. Egan, Jr.
case of a notice to	Baker & McKenzie LLP
Lessee, the	815 Connecticut Avenue, NW
REIT or Owner	Washington, D.C. 20006
Fax: 202 416-6955
Email: thomas.egan@bakermckenzie.com

To Manager:	Our Town Hospitality LLC
c/o Newport Hospitality Group, Inc.
4290 New Town Avenue
Williamsburg, Virginia 23188
Attn: Wayne West III
Fax: 757-221-0400
Email: waynew@nhghotels.com

With a copy to:	Joshua M. David, Esq.
DAVID, KAMP & FRANK, L.L.C.
739 Thimble Shoals Blvd., Suite 105
Newport News, VA 23606
Fax: (757) 595-6723
Email: jdavid@davidkampfrank.com

To Manager Parent:	Newport Hospitality Group, Inc.
4290 New Town Avenue
Williamsburg, Virginia 23188
Attn: Wayne West III
Fax:__757-221-0400
Email: waynew@nhghotels.com

With a copy to:	Joshua M. David, Esq.
DAVID, KAMP & FRANK, L.L.C.
739 Thimble Shoals Blvd., Suite 105
Newport News, VA 23606
Fax: (757) 595-6723
Email: jdavid@davidkampfrank.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

THIS Agreement is executed by the parties effective as of the date and year first above written.

SOTHERLY HOTELS, LP,

a Delaware limited partnership

By:  SOTHERLY HOTELS, INC., its General Partner,

a Maryland corporation

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	President and COO

SOTHERLY HOTELS INC.,
a Maryland corporation

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	President and COO

MHI HOSPITALITY TRS, LLC,
a Delaware limited liability company

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	Manager

NEWPORT HOSPITALITY, INC.
a Virginia corporation

By:	/s/ Wayne West III
Name:	Wayne West III
Title:	President

OUR TOWN HOSPITALITY LLC
a Virginia limited liability company

By:	/s/ Wayne West III
Name:	Wayne West III
Title:	President

EXHIBIT A

CURRENT HOTELS

DoubleTree by Hilton Philadelphia Airport; Philadelphia, Pennsylvania

Hotel Ballast Wilmington Riverside; Wilmington, North Carolina

The DeSoto; Savannah, Georgia

DoubleTree by Hilton Jacksonville; Jacksonville, Florida

DoubleTree by Hilton Raleigh Brownstone University; Raleigh, North Carolina

DoubleTree by Hilton Laurel West; Laurel, Maryland

Sheraton Louisville Riverfront; Jeffersonville, Indiana

Georgian Terrace Hotel; Atlanta, Georgia

Hotel Alba Tampa; Tampa Florida

The Whitehall; Houston, Texas

EXHIBIT B

FORM OF AMENDED AND RESTATED OPERATING AGREEMENT

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
OUR TOWN HOSPITALITY LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF OUR TOWN HOSPITALITY LLC (this “Agreement”) is made and entered into as of the [___] day of [__________],  2019 (the “Effective Date”), by Newport Hospitality Group, Inc., a Virginia corporation and the Sole member (“Member”) of Our Town Hospitality LLC (the “Company”).

WHEREAS, the Company (formerly known as Newport NuCo, LLC) was formed as a limited liability company on July 3, 2019 pursuant to the provisions of the Virginia Limited Liability Company Act (the “Act”) by the filing of Articles of Organization (the “Articles”) with the State Corporation Commission of the Commonwealth of Virginia and the issuance by such commission of a certificate of organization relating to the Company and in connection with such actions the Member became the sole Member of the Company;

WHEREAS, prior to the date hereof Member, as the sole the member of the Company, entered into a Limited Liability Company Agreement dated July 3, 2019 (the “Original Agreement”); and

WHEREAS, Member desires to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

ARTICLE 1
ORGANIZATION

1.1Formation of the Company.  The Company has been organized as a Virginia limited liability company by the filing of the Articles under and pursuant to the Act.  The Company shall operate as a manager-managed limited liability company.

1.2Name.  The name of the Company is “Our Town Hospitality LLC” and all Company business shall be conducted in that name or such other names that may be selected by the Board (as hereinafter defined) and that comply with applicable law.

1.3Principal Business Office.  The principal place of business of the Company shall be located at 4290 New Town Avenue, Williamsburg, Virginia 23188 or at such other location as may hereafter be determined by the Board.

1.4Registered Office; Registered Agent.  The registered office of the Company is c/o David, Kamp & Frank , LLC, 739 Thimble Shoals Boulevard, Suite 105, Newport News, Virginia 23606 (the “Registered Office”).  The Company’s registered agent for service of process is Joshua M. David, Esq. (the “Registered Agent”).  The Board may change the Registered Office or Registered Agent from time to time as permitted under the Act provided that it has given the Member prior written notice thereof.

1.5Purpose.  The Company has been formed for the object and purpose of providing management services to entities involved with the hospitality industry including, without limitation, hotels, condominium hotels, restaurants and other like establishments and engaging in any related lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing; provided, however, in no event shall the Company take any action or engage in any activities that individually or collectively would be reasonably likely to result in the Company failing to qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Internal Revenue Code.

1.6Term.  The Company commenced its existence on the effective date of the Articles and shall remain in existence unless and until it is dissolved in accordance with Article 9.

1.7No Partnership, Tax Treatment.  The Member intends that the Company not be treated as or construed to be a partnership (including a limited partnership) or joint venture for purposes of the laws of any state, and that, in the event that the Company is or becomes owned by more than one Member, no Member thereafter will be treated as a partner or joint venturer of any other Member, for any purposes from and after such date, other than for purposes of applicable United States tax laws, and this Agreement may not be construed to suggest otherwise.  For federal income tax purposes, as of the date hereof and until such time as the Company becomes owned by more than one Member, the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member under Section 301.7701‑3(b)(1)(ii) of the U.S. Treasury Regulations (as well as for any analogous state or local tax purposes), and the Member and the Company shall take all actions, if any, as is necessary for the Company to be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

Article 2
MEMBER; MEMBERSHIP INTEREST

2.1Member.  Member shall be the sole member of the Company and subject to the limitations set forth herein, shall own and hold one hundred percent (100%) of the membership interest in the Company, including all entitlements to the income, gains, losses, deductions and distributions of the Company, as may be affected by the terms of this Agreement (“Membership Interest”).

2.2Admission of Additional Membership Interests.  One or more additional Members of the Company may be admitted with the written consent of the Member subject to the prior approval of such additional member by the affirmative vote of a majority of the Board with at least one (1) of the Sotherly Directors (as hereinafter defined) voting in favor of approving such additional member.

2.3Expulsion.  No Member may be expelled from the Company.

2.4Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

2.5Power to Bind the Company.  No Member (acting in its capacity as such) will have any authority to bind the Company to any contract or obligation to or with any third party with respect to any matter except pursuant to a resolution expressly authorizing such action (and authorizing such Member to bind the Company with respect to such action), which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

2.6No Management Rights in the Member.  Except to the extent set forth in this Agreement or as required under the Act, the Member (in its capacity as such) will have no right, power or authority to take part in the management, control or operation of the Company or its business and will have no right, power or authority to (a) act for or on behalf of the Company, (b) make any expenditures or incur any obligations on behalf of the Company, or (c) vote or render consent on Company matters.

Article 3
CAPITAL CONTRIBUTIONS

3.1Capital Contribution.  The Member has contributed the amount of money set forth or described on Exhibit A as such Member's capital contribution to the Company.  The Member may from time to time, but shall not be required to, make additional capital contributions to the Company in such form and amount as determined by the Member.

3.2Return of Contributions.  The Member is not entitled to the return of any part of its capital contribution or to be paid interest in respect of its capital contribution.  An unrepaid capital contribution is not a liability of the Company.

Article 4
ALLOCATIONS AND DISTRIBUTIONS

4.1Allocations.  For purposes of maintaining the books of the Company, all items of income, gain, loss and deduction of the Company shall be allocated to the Member.  For United States federal, state, and local income tax purposes, so long as there is only one Member, all cash distributions, profits, losses, and credits, and all items of income, gain, deduction, and loss of the Company shall be considered earned or incurred, as the case may be, directly by the Member.  In the event the Company admits another Person as an additional tax-regarded Member, this Agreement shall be appropriately amended to reflect the Company’s status as a partnership for federal, state, and local tax purposes.

4.2Distributions.  The Company shall make cash distributions to Member within sixty (60) days of the end of each of the first three calendar quarters in a given calendar year (each a “Quarterly Distribution”) and within ninety (90) days of the end of each calendar year (the “Final Distribution”) from and including the Commencement Date.  Each Quarterly Distribution shall equal the actual year to date net operating income through the end of the immediately preceding calendar quarter (“Actual YTD NOI”) as reasonably determined by the Company and approved by the Board less the aggregate amount of all Quarterly Distributions made with respect to prior calendar quarters during such calendar year.  The Final Distribution shall be calculated based on the actual net operating income for such year (“Actual Annual NOI”) as reasonably determined by the Company and confirmed by Sotherly (as hereinafter defined).  In the event the Board does not approve Actual YTD NOI as determined by the Company or in the event of a disagreement between the Company and Sotherly regarding the calculation of Actual Annual NOI for any calendar year, the disputed items giving rise to such disagreement shall be submitted by the Company to an independent auditor that has no relationship with the Company, Member or Sotherly and such independent auditor shall make a determination regarding the correct calculation of such disputed items based on the reasonable accounting conventions adopted by the Company and consistently applied for the period in question.  Such determination will be final and binding on the Company and Member.  In the event Actual Annual NOI as so determined is greater than the aggregate amount distributed in such year to Member in the Quarterly Distributions (the “Aggregate Quarterly Distributions”), the Final Distribution shall equal the difference between Actual Annual NOI and the Aggregate Quarterly Distributions.  In the event Actual Annual NOI is less than the Aggregate Quarterly Distributions, the Final Distribution shall be zero and the difference between the Actual Annual NOI and the Aggregate Quarterly Distributions shall be repaid by the Member to the Company.  Any such repayment shall not be treated as a capital contribution.  For purposes of calculating Actual YTD NOI and Actual Annual NOI for any applicable period, net operating income shall be reduced by all amounts paid by the Company in respect of indebtedness for borrowed money.  The Board, in its reasonable discretion, may increase or decrease distributions that otherwise may be payable pursuant to this Section 4.2 as appropriate to reflect adjustments made to Actual Annual NOI for prior calendar years.

Notwithstanding the foregoing, the Member shall receive a minimum annual distribution for calendar year 2021 and each calendar year thereafter of $250,000.

Article 5
MANAGEMENT

5.1The Board of Directors.  Except for situations in which the approval of the Member is required by this Agreement or by non-waivable provisions of applicable law (including the Act), the right to manage, control and conduct the business and affairs of the Company and to take any and all actions on behalf of the Company shall be vested completely and exclusively in the Board of Directors of the Company (the “Board”). The Board shall consist of five (5) members (each a “Director” and collectively the “Directors”).  The initial Directors who shall serve on the Board from the Effective Date will be Wayne West III and Michael L. Pleninger (the “Member Directors”) and Drew Sims and David Folsom and a fifth director who shall be an independent director (the “Independent Director”).  David Beatty will be the initial Independent Director.  The Member will have the continuing and irrevocable right to appoint, remove and replace either or both of the Member Directors.  Sotherly Hotels Inc. or its designated affiliate (“Sotherly”) shall have the continuing and irrevocable right to appoint successor Directors to Drew Sims and David Folsom upon either of their death or disability or earlier resignation from the Board.  Drew Sims and David Folsom and their duly appointed successors shall be referred to herein as “Sotherly Directors.”  In the event of the death, disability or earlier resignation of David Beatty (or his duly appointed successor), the remaining four (4) Directors shall by majority vote select a fifth Director who shall not be an employee, member or director of either the Member or Sotherly.  In the event the Board is unable to reach a majority vote on a potential successor to the Independent Director, the Sotherly Directors shall have the right to determine the outcome and to cast the deciding vote on such successor and their decision will be final and binding on the Company and the Member.  A Director need not be a Member or a resident of the Commonwealth of Virginia.

5.2Authority of Board.  Except as expressly limited in this Agreement, the Board shall have all of the rights, authority and powers relating to the management of the Company, its business and its assets.  The Board shall have exclusive responsibility for conducting the business and operations of the Company and no Member in its capacity as a member shall take part in the management of the affairs of the Company or control the Company business.  The delegation of all management authority to the Board shall be irrevocable.  Notwithstanding the foregoing, the consent of Member shall be required as a condition to the Company taking any of the following actions:  (i) except as by a required by a Management Agreement (as hereinafter defined) or in a lease or sublease of office space or a loan or line of credit extended by Sotherly or an affiliate, paying a fee or other payment to Sotherly or any of its affiliates or their officers, directors or employees; (ii) directing an expenditure that is not in furtherance of the purpose of the Company as described in Section 1.5 hereof; (iii) agreeing to pay above-market rent or other rental fees or charges to Sotherly or any of its affiliates or prepaying more than one month in advance any rent or rental fees or charges to Sotherly or any of its affiliates and (iv) with respect to any Management Agreement, agree to any deviation from the management fee structure provided for in the Master Agreement among the Company, the Member and Sotherly.  For purposes of this Agreement, a Management Agreement shall refer to an agreement entered into by the Company and a direct or indirect subsidiary or affiliate of Sotherly for purposes of managing or operating a lodging facility or similar hospitality venue.

5.3Approval or Ratification of Acts or Contracts by Board.  The Board in its discretion may approve or ratify any act or contract and such act or contract shall be valid and binding upon the Company.

5.4Resignation.  Any Director may resign at any time by notice given in writing or by electronic transmission to the Company.  Such resignation shall take effect at the date of receipt of such notice by the Company or at such later time as is therein specified.

5.5Fees and Expenses.  The Independent Director shall receive fees and expenses relating to his or her service on the Board based on prevailing market rates.  The Member Directors and the Sotherly Directors will not be entitled to receive any fees or expenses related to their service on the Board.

5.6Regular Meetings.  Regular meetings of the Board may be held without notice at such times and at such places as may be determined from time to time by the Board.

5.7Special Meetings.  Special meetings of the Board may be held at such times and at such places as may be determined by a Director on at least 24 hours’ notice to each other Director given by one of the means specified in Section 5.9 hereof other than by mail or on at least three (3) days’ notice if given by mail.  Special meetings may also be called by the President in like manner and on like notice on the written request of any Director.

5.8Telephone Meetings.  Board meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard.  Participation by a Director in a meeting pursuant to this Section 5.8 shall constitute presence in person at such meeting.

5.9Notice.  Subject to Section 5.7 and Section 5.10 hereof, whenever notice is required to be given to any Director such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such Director at such Director’s address as it appears on the records of the Company, facsimile, e-mail or by other means of electronic transmission.

5.10Waiver of Notice.  Whenever notice to Directors is required, a waiver thereof, in writing signed by, or by electronic transmission by, the Director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice.  Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special Board meeting need be specified in a waiver notice.

5.11Organization.  At each meeting of the Board, a Director selected by the Board shall preside.  The Board may adopt such procedural rules as it deems necessary and appropriate.

5.12Action By Majority Vote.  Except as otherwise expressly required by this Agreement or by the Act, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.  A quorum will be present at any meeting of the Board if three (3) or more Directors are present (either in person or telephonically) and participating in the meeting.

5.13Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all of the Directors consent thereto in writing or by electronic transmission.

5.14Other Competing Business.  Notwithstanding anything else to the contrary contained in or inferable from this Agreement, the Act or any other statute or principle of law, neither the Member nor any Director or any affiliate of a Director shall be prohibited or restricted in any way from investing in or conducting, either directly or indirectly, and may invest in and/or conduct, either directly or indirectly, businesses of any nature whatsoever, including the ownership and operation of businesses similar to, competitive with or in the same geographical area as those held by the Company.  Any investment in or conduct of any such businesses by the Member, a Director or any affiliate shall not give rise to any claim for an accounting by the Company or the Member or any right to claim any interest therein or the profits therefrom or damages in respect thereof.

5.15Indemnification.  To the fullest extent permitted by applicable law (including the Act), each Director and Officer (as hereinafter defined) shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Director or Officer by reason of any act or omission performed or omitted by such Director or Officer in good faith on behalf of the Company.  In addition, the Company shall indemnify the Member against any direct, out-of-pocket damages incurred as a result of any act or omission by the Company or its Officers or Directors provided that such damages shall not include indirect, consequential or punitive damages or damages calculated on the basis of any depreciation in the economic value of Member’s Membership Interest.  Without limiting the foregoing, any indemnity under this Section 5.15 shall be provided out of and to the extent of Company assets only, and in no event shall the Member have personal liability on account thereof.

5.16Exculpation.  To the fullest extent permitted by applicable law, no Director or Officer will have any duty (fiduciary or otherwise), at law or in equity, to the Company or the Member except as expressly set forth in this Agreement and as provided in the Act.  No Director or Officer will be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability arises in contract, tort or otherwise, or for any losses of the Company, solely by reason of being a Director or Officer of the Company.  To the fullest extent permitted by applicable law, no Director or Officer will be liable to the Company, the Member, or any other Director or Officer by reason of the actions or omissions of such Person in the conduct of the business of the Company except for any liabilities arising out of such Person’s fraud, gross negligence, willful misconduct, willful breach of this Agreement or knowing violation of law.

5.17Waiver of Corporate Opportunity.  To the fullest extent permitted by applicable law (including the Act) and without limiting the generality of the obligations of the Company under this Agreement, the doctrine of corporate opportunity, or any other analogous doctrine, will not apply with respect to the Company, the Board or the Member, and, except as contemplated by this Agreement, neither the Member nor any Director, will have any obligation to refrain from (a) doing business with any client or customer of the Company or (b) employing or otherwise engaging a former Officer or employee of the Company; and neither the Company nor the Member will have any right by virtue of this Agreement in or to, or to be offered any opportunity to participate or invest in, any venture engaged or to be engaged in by a Director or an affiliate of a Director or will have any right by virtue of this Agreement in or to any income or profits derived therefrom.

5.18Standards of Conduct; Conflicts of Interest.

(a)Each Director (other than the Independent Director) will be deemed to be acting at all times solely as the representative of the entity designating such Director, and, except as expressly required under the Act or this Agreement, no such Director will be deemed to have any fiduciary or other duties or obligations to the Company or to the Member other than the entity designating such Director.  The foregoing provision shall not relieve any Director from its duty to act in good faith.

(b)Each Director and Officer will be fully protected and will have no liability for relying in good faith on (i) the provisions of this Agreement, (ii) the records of the Company, (iii) information, opinions, reports or statements presented by the Member, an Officer or employee of the Company, (iv) professionals or advisors to the Company, or by any other Person as to matters the Director or Officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company.  No Director or Officer is responsible for or will have liability for any loss or damage due to the fraud, bad faith, willful misconduct or negligence, whether of omission or commission, of any experts, professionals, independent contractors, employees or other agents of the Company unless the Director or Officer engaged in gross negligence, fraud or intentional misconduct in connection with the foregoing Persons.

Article 6
OFFICERS

6.1Position and Election.  The officers of the Company  (each an “Officer”) shall be elected by the Board and shall include a President, a Chief Operating Officer, a Director of Finance, a Senior Vice President of Sales and Marketing, a Vice President of Operations and a Senior Vice President of Human Resources and Personnel.  The Board, in its discretion, may also elect a Chairman (who must be a Director), one or more Vice Chairman (who must be Directors) and one or more additional officers.  Any two or more offices may be held by the same person.

6.2Term.  Each Officer of the Company shall hold office until such Officer’s successor is elected and qualified or until such Officer’s earlier death, resignation or removal.  Any Officer elected or appointed by the Board may be removed by the Board at any time with or without cause by the majority vote of the Directors then in office.  The removal of an Officer shall be without prejudice to his or her contract rights, if any.  The election or appointment of an Officer shall not of itself create contract rights.  Any Officer of the Company may resign at any time by giving written notice of his or her resignation to the President or the Board.  Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt.  Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  Should any vacancy occur among the Officers, the position shall be filled by appointment made by the Board.

6.3The President.  The President, who shall also hold the title of chief executive officer of the Company, shall have general supervision over the business of the Company and other duties incident to the office of President, and any other duties as may be from time to time assigned to the President by the Board and subject to the control of and oversight by the Board in each case.

6.4Chief Operating Officer.  The Chief Operating Officer shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board or the President which shall include the day to day operations of the Company and the management of the hotels owned by Sotherly.

6.5Senior Vice President of Sales and Marketing.  The Senior Vice President of Sales and Marketing shall be responsible for developing, implementing, monitoring and, as necessary and appropriate or as directed by the President, the Chief Operating Officer or the Board, amending the sales and marketing plan and activities of the Company.

6.6Director of Finance.  The Director of Finance shall have the custody of the corporate funds and securities, except as otherwise provided by the Board, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board.  The Director of Finance shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Directors, at the regular meetings of the Board, or whenever they may require it, an account of all his or her transactions as Director of Finance and of the financial condition of the Company.

6.7Vice President of Operations.  The Vice President of Operations shall have responsibility for managing and overseeing the general managers of each hotel managed by the Company and such other responsibilities as determined from time to time by the President or Chief Operating Office or as otherwise directed by the Board.

6.8Senior Vice President of Human Resources and Personnel.  The Senior Vice President of Human Resources and Personnel shall be responsible for all employment related issues arising in connection with the activities of the Company including developing, implementing and administering benefits programs for the employees of the Company which shall each be subject to Board approval.

Article 7
FISCAL MATTERS

7.1Fiscal Year.  The fiscal year of the Company shall be the calendar year end.

7.2Accounts.  The Company may establish one or more separate bank and investment accounts and arrangements for the Company.

7.3Books and Records.  The Company shall keep correct and complete books and records of account at the principal office of the Company.  The books and records shall be maintained with respect to accounting matters in accordance with sound accounting practices.

Article 8
TRANSFERS

8.1Transfer of Membership Interest.  The Member may not at any time sell, transfer, assign or otherwise dispose of all or any part its Membership Interest without the prior approval of a majority of the Directors including at least one of the Sotherly Directors.  If a Member transfers all of its Membership Interest pursuant to this Section 8.1, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective immediately prior to the transfer, and immediately following such admission, the transferor Member shall cease to be a Member of the Company.

Article 9
DISSOLUTION, WINDING‑UP AND TERMINATION

9.1Dissolution.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events:

(a)the written consent of the Member and approval of the Board, including at least one of the Sotherly Directors;

(b)entry of a decree of judicial dissolution of the Company under the Act; or

(c)the termination or expiration of all Management Agreements between the Company and Sotherly or an affiliate of Sotherly.

9.2Winding-Up and Termination.

(a)On the occurrence of an event described in Section 9.1, the Board shall designate an individual or entity to wind-up the affairs of the Company and act as liquidator.  Until final distribution, the Board and the Officers shall continue to operate the Company business.  The costs of winding-up shall be borne as a Company expense.

(b)Any assets of the Company remaining at the conclusion of the winding-up process shall be distributed to the Member.  All distributions in kind to the Member shall be made subject to the liability for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination.  The distribution of cash and/or property to the Member in accordance with the provisions of this Section 9.2(b) constitutes a complete return to the Member of its capital contributions and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which the Member consents.

(c)On completion of such final distribution, the liquidator shall file a certificate of termination with the Secretary of State of Delaware, cancel any other filings made by the Company, and take such other actions as may be necessary to terminate the existence of the Company.

Article 10
GENERAL PROVISIONS

10.1Amendments to Articles and Agreement.  Notwithstanding any other provision of this Agreement or the Articles, an amendment or restatement of either the Articles or this Agreement may be adopted by the Company only with both the written consent of the Member and the approval of the Board, including at least one of the Sotherly Directors.

10.2Binding Effect.  This Agreement is binding on and shall inure to the benefit of the Member and its permitted successors and assigns.

10.3Governing Law; Severability.  This Agreement is governed by and shall be construed in accordance with the laws of the Commonwealth of Virginia (excluding its conflict of laws rules).  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by applicable law.

10.4Construction.  Unless the context requires otherwise:  (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) the word “including” means “including, without limitation,”; and (c) references to Sections refer to Sections of this Agreement.

10.5Further Assurances.  In connection with the performance of this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

10.6Third Party Beneficiary.  The Member and the Company acknowledge and agree that Sotherly is entitled to exercise certain rights hereunder notwithstanding that it is not a member of the Company or a signatory hereto, but shall nonetheless be entitled to exercise the rights expressly set forth herein as a third party beneficiary.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned executed this Agreement as of the Effective Date.

MEMBER:

NEWPORT HOSPITALITY GROUP, INC.,
a Virginia corporation

By:
Name:
Its:

OUR TOWN HOSPITALITY LLC,
a Virginia limited liability company

By:
Name:
Its:

[Signature Page]

EXHIBIT A

LIST OF MEMBER, CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS OF OUR TOWN HOSPITALITY LLC

Member Name and Address	Capital Contribution	Membership Interest
Newport Hospitality Group, Inc.	$1,000	100%

EXHIBIT C

REQUIRED ASSETS

Exhibit D

Master Agreement

EXHIBIT D

FORM MANAGEMENT AGREEMENT

Exhibit D

Master Agreement

form of

Hotel Management Agreement

BY AND BETWEEN

[MHI HOSPITALITY TRS, LLC]

A DELAWARE LIMITED LIABILITY COMPANY

OUR TOWN HospiTALITY LLC,

A VIRGINIA LIMITED LIABILITY COMPANY

DATED AS OF _____________, 201_

ARTICLE I DEFINITION OF TERMS		1
1.1	Definition of Terms.	1
ARTICLE II TERM OF AGREEMENT		12
2.1	Term.	12
2.2	Actions to be taken upon Termination.	13
2.3	Early Termination Rights, Liquidated Damages.	14
ARTICLE III PREMISES		15
ARTICLE IV APPOINTMENT OF MANAGER		15
4.1	Appointment.	15
4.2	Delegation of Authority.	16
4.3	Contracts, Equipment Lease and Other Agreements.	16
4.4	Alcoholic Beverage/Liquor Licensing Requirements.	16
ARTICLE V REPRESENTATIONS AND WARRANTIES		17
5.1	Lessee Representations.	17
5.2	Manager Representations.	17
ARTICLE VI OPERATION		18
6.1	Name of Premises, Standard of Operation.	18
6.2	Use of Premises.	19
6.3	Group Services.	19
6.4	Right to Inspect.	20
6.5	Reports.	20
ARTICLE VII WORKING CAPITAL AND INVENTORIES		20
7.1	Working Capital and Inventories.	20
7.2	Fixed Asset Supplies.	20
ARTICLE VIII MAINTENANCE, REPLACEMENT AND CHANGES		21
8.1	Routine and Non-Routine Repairs and Maintenance.	21
8.2	Capital Improvement Budget.	21
8.3	Management of Renovation Projects.	23
ARTICLE IX EMPLOYEES		23
9.1	Employee Hiring.	23
9.2	Costs, Benefit Plans.	24
9.3	Manager’s Employees.	24
9.4	Special Projects – Corporate Employees.	24
9.5	Termination.	25
9.6	Employee Use of Hotel.	25
ARTICLE X BUDGET, STANDARDS AND CONTRACTS		26
10.1	Annual Operating Budget.	26
10.2	Budgeting Process.	26
10.3	Operation in the Absence of an Approved Annual Operating Budget.	27
10.4	Budget Meetings.	27
ARTICLE XI FEES TO MANAGER		28
11.1	Management Fee.	28
11.2	Accounting and Interim Payment.	28

8477886-v2\WASDMS	i

ARTICLE XII INSURANCE		29
12.1	Insurance.	29
12.2	Replacement Cost.	31
12.3	Increase in Limits.	31
12.4	[Intentionally Omitted].	31
12.5	Costs and Expenses.	31
12.6	Policies and Endorsements.	32
12.7	Termination.	32
ARTICLE XIII [INTENTIONALLY OMITTED]		33
ARTICLE XIV BANK ACCOUNTS		33
14.1	Operating Account.	33
14.2	[Intentionally Omitted.]	33
14.3	Delivery of Operating Account Upon Termination.	33
14.4	Advance of Funds.	33
14.5	[Intentionally Omitted.]	33
ARTICLE XV ACCOUNTING SYSTEM		34
15.1	Books and Records.	34
15.2	Monthly Financial Statements.	34
15.3	Annual Financial Statements.	34
15.4	Internal Controls.	34
15.5	Certification.	35
15.6	Control Rules.	35
15.7	Future Reporting Periods.	36
ARTICLE XVI DISTRIBUTIONS TO MANAGER AND LESSEE		36
16.1	Payment of Base Management Fee.	36
16.2	Payment of Incentive Management Fee.	36
16.3	Distributions to Lessee.	36
ARTICLE XVII RELATIONSHIP AND AUTHORITY		36
ARTICLE XVIII DAMAGE, CONDEMNATION AND FORCE MAJEURE		37
18.1	Damage and Repair.	37
18.2	Condemnation.	37
18.3	Force Majeure.	37
18.4	Partial Casualty.	38
ARTICLE XIX DEFAULT AND TERMINATION		38
19.1	Events of Default.	38
19.2	Consequence of Default.	40
ARTICLE XX WAIVER AND INVALIDITY		40
20.1	Waiver.	40
20.2	Partial Invalidity.	40
ARTICLE XXI ASSIGNMENT		40
ARTICLE XXII NOTICES		41
ARTICLE XXIII SUBORDINATION		42
23.1	Subordination.	42
ARTICLE XXIV PROPRIETARY MARKS; INTELLECTUAL PROPERTY		42

8477886-v2\WASDMS	ii

24.1	Computer Software and Equipment.	42
24.2	Intellectual Property.	43
24.3	Books and Records.	43
ARTICLE XXV INDEMNIFICATION		43
25.1	Manager Indemnity.	43
25.2	Lessee Indemnity.	43
25.3	Indemnification Procedure.	44
25.4	Survival.	44
ARTICLE XXVI [INTENTIONALLY OMITTED]		44
ARTICLE XXVII GOVERNING LAW AND VENUE		44
ARTICLE XXVIII MISCELLANEOUS		45
28.1	Rights to make Agreement.	45
28.2	[Intentionally Omitted].	45
28.3	Omitted.	45
28.4	Headings.	45
28.5	Attorneys’ Fees and Costs.	45
28.6	Entire Agreement.	45
28.7	Consents.	45
28.8	Eligible Independent Contractor.	45
28.9	Subleasing.	46
28.10	Environmental Matters.	46
28.11	Equity and Debt Offerings.	47
28.12	Estoppel Certificates.	47
28.13	Confidentiality.	48
28.14	Modification.	48
28.15	Counterparts; Electronic Delivery of Signature.	48

8477886-v2\WASDMS	iii

Hotel Management Agreement

This HOTEL MANAGEMENT AGREEMENT is made and entered into as of this _____ day of _______, 201__  by and between [MHI Hospitality TRS, LLC] a Delaware limited liability company (hereinafter referred to as “Lessee”), Our Town Hospitality LLC, a Virginia limited liability company (hereinafter referred to as “Manager”), and for the limited purposes of Article VIII herein, the Landlord (defined below).

RECITALS:

A.Lessee is the tenant under the Lease (defined below) covering that certain hotel property, fully equipped with furniture and fixtures, and more particularly described by address location, franchise name and room number information, on Exhibit A attached hereto (the Hotel, together with all ancillary facilities, improvements and amenities set forth on Exhibit A attached hereto herein called the “Hotel”).

B.Lessee desires to retain Manager to manage and operate the Hotel, and Manager is willing to perform such services for the account of Lessee, all as more particularly set forth in this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITION OF TERMS

1.1Definition of Terms.  The following terms when used in this Agreement shall have the meanings indicated below.

“Accounting Period” shall mean a calendar month.

“Affiliate” shall mean an entity that controls, is controlled by or under common control with another entity; provided, however that Lessee shall be deemed not to be an affiliate of Manager.

“Agreement” shall mean this Management Agreement, and all amendments, modifications, supplements, consolidations, extensions and revisions to this Management Agreement approved by Lessee and Manager in accordance with the provisions hereof.

“Annual Operating Budget” shall have the meaning as set forth in Section 10.1.

“Applicable Standards” shall mean commercially reasonable efforts to: (i) manage the Premises in a manner reasonably designed in good faith to maximize profitability; (ii) manage the Premises in a first class fashion consistent with industry norms; (iii) operate the Premises in a prudent manner sufficient to comply (a) with the requirements of the applicable Franchise Agreement, if any, or the Brand Standards in the absence of an applicable Franchise Agreement and all CCRs affecting the Premises and of which true and complete copies have been made available by Lessee to Manager, (b) applicable Legal Requirements, (c) the terms and conditions of any Hotel Mortgage or Ground Lease to the extent not otherwise inconsistent with the terms of this Agreement (to the extent Lessee has made available to Manager true and complete copies of the applicable loan documents relating to any the Hotel Mortgage and/or the Ground Lease), (d) the Lease (to the extent Lessee has made available to Manager a true and complete copy thereof), (e) the requirements of any carrier having insurance on the Hotel or any part thereof (to the extent Manager has been given written notice of such requirements or policies or has coordinated same on behalf of Lessee) and (f) the requirements of Section 856(d)(9)(D) of the Code for qualifying the Hotel as a Qualified Lodging Facility.

“Base Management Fee” shall have the meaning as set forth in Section 11.1(a).

“Benefit Plans” shall have the meaning as set forth in Section 9.2.

“Brand Standards” shall mean the design elements, services and safety standards, and other branding elements as developed and specified from time to time by SOHO or an Affiliate of SOHO and utilized at a hotel that is not subject to a Franchise Agreement.

“Budgeted GOP” shall mean the Gross Operating Profit as set forth in the Annual Operating Budget for the applicable Fiscal Year pursuant to Article X hereof.

“CCR” shall mean those certain restrictive covenants encumbering the Premises recorded in the real property records of the county where such premises are located, as described in the owner policies of title insurance relating to such premises, a copy of which are acknowledged received by Manager.

“Capital Improvement Budget” shall have the meaning set forth in Section 8.2(a).

“Cash Management Agreements” shall mean agreements, if any, entered into by either or both of Lessee and Landlord for the benefit of a Holder for the collection and disbursement of any lease payments by Lessee to Landlord under the applicable Lease with respect to the applicable Premises or other amounts, which constitute a part of the loan documents executed and delivered in connection with any Hotel Mortgage by Landlord.

“Changed Condition” shall have the meaning as set forth in Section 8.2(e).

“CIB Objection Notice” shall have the meaning as set forth in Section 8.2(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

8477886-v2\WASDMS	2

“Commencement Date” shall have the meaning as set forth in Section 2.1(a).

“Competitive Hotel” shall have the meaning as set forth in Section 2.3(b).

“Competitive Set” shall mean for the Hotel, the hotels situated in the same market segment as the Hotel as noted on Exhibit A attached hereto, which competitive set shall include the Hotel.  The Competitive Set may be changed from time to time by Lessee in its reasonable discretion.

“Contract(s)” shall have the meaning as set forth in Section 4.3.

“Control Rules” shall have the meaning as set forth in Section 15.6.

“Controls” shall have the meaning as set forth in Section 15.4.

“Debt Service” shall mean actual scheduled payments of principal and interest, including accrued and cumulative interest, payable by a Landlord with respect to any Hotel Mortgage.

“Deductions” shall mean the following matters:

(a)Employee Costs and Expenses (including, Employee Claims but excluding Excluded Employee Claims);

(b)Administrative and general expenses and the cost of advertising and business promotion, heat, light, power, communications (i.e., telephone, fax, cable service and internet) and other utilities and routine repairs, maintenance and minor alterations pertaining to the Premises;

(c)The cost of replacing, maintaining or replenishing Inventories and Fixed Asset Supplies consumed in the operation of the Premises;

(d)A reasonable reserve for uncollectible accounts receivable as reasonably determined by Manager and approved by Lessee (such approval not to be unreasonably withheld);

(e)All costs and fees of independent accountants, attorneys or other third parties who perform services related to the Hotel or the operation thereof;

(f)The cost and expense of third-party non-routine technical consultants and operational experts for specialized services in connection with the Premises, including, without limitation, an allocation of costs of Manager’s corporate staff who may perform specific services directly related to the Hotel such as sales and marketing, revenue management, training, property tax services, federal, state and/or local tax services, recruiting, and similar function or services as set forth in Section 9.4 to be allocated on a fair and equitable cost basis as reasonably determined by Manager and approved by Lessee (such approval not be unreasonably withheld).

(g)Insurance costs and expenses as provided in Article XII;

(h)[Intentionally Omitted];

8477886-v2\WASDMS	3

(i)Franchise fees, royalties, license fees, or compensation or consideration paid or payable to the Franchisor (as hereinafter defined), or any successor Franchisor, pursuant to a Franchise Agreement (as hereinafter defined);

(j)The Premises’ allocable share of the actual costs and expenses incurred by Manager in providing Group Services as provided and to the extent permitted in Section 6.3 hereof;

(k)The Management Fee;

(l)Rental payments made under any equipment lease; and

(m)Other expenses incurred in connection with the maintenance or operation of the Premises not expressly set forth above and authorized pursuant to this Agreement.

Deductions shall not include: (a) depreciation and amortization, (b) Debt Service, or (c) Ground Lease Payments;

“Effective Date” shall mean the date this Agreement is fully executed and delivered.

“Eligible Independent Contractor” shall have the meaning as set forth in Section 28.8.

“Employee Claims” shall mean any claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorney’s fees and expenses, and costs of settlement with respect to any such claim) made by or in respect of an employee or potential hire of Manager against Manager and/or Lessee which are based on a violation or alleged violation of the Employment Laws or alleged contractual obligations and as to such claims Notice has been given to the Lessee and Landlord within thirty (30) days of the Manager being notified of such claim.

“Employee Costs and Expenses” shall have the meaning as set forth in Section 9.3.

“Employee Related Termination Costs” shall have the meaning as set forth in Section 9.5.

“Employment Laws” shall mean all applicable federal, state and local laws (including, without limitation, any statutes, regulations, ordinances or common laws) regarding the employment, hiring or discharge of persons.

“Event(s) of Default” shall have the meaning set forth in Article XIX.

“Excess Working Capital” shall have the meaning as set forth in Section 16.3.

“Excluded Employee Claims” shall mean any Employee Claims to the extent attributable to a substantial violation by Manager of Employment Laws and arising directly or indirectly from the gross or willful negligence or willful violation of law or intentional breach of an employment agreement or relevant terms of employment by Manager.

8477886-v2\WASDMS	4

“Executive Employees” shall mean any officer or senior executive of Manager, the members of the executive committee of Manager, and the General Manager, Director of Sales, and any other senior management personnel serving at the Premises.

“Expiration Date” shall have the meaning as set forth in Section 2.1.

“FF&E” shall have the meaning as set forth in Section 8.1.

“Fiscal Year” shall mean the twelve (12) month calendar year ending December 31, except that the first Fiscal Year and the last Fiscal Year of the term of this Agreement may not be full calendar years.

“Fixed Asset Supplies” shall mean supply items included within “Property and Equipment” under the Uniform System of Accounts, including linen, china, glassware, silver, uniforms, and similar items.

“Force Majeure” shall mean any act of God (including adverse weather conditions); act of the state or federal government in its sovereign or contractual capacity; war; civil disturbance, riot or mob violence; terrorism; earthquake, flood, fire or other casualty; epidemic; quarantine restriction; labor strikes or lock out; freight embargo; civil disturbance; or similar causes beyond the reasonable control of Manager.

“Franchisor” shall mean that certain franchisor and any successor franchisor selected by Lessee (subject to the terms of the Lease), if any, identified on Exhibit C attached hereto (as modified from time to time).

“Franchise Agreement” shall mean that certain license agreement between a Franchisor and Lessee as such license agreement may be amended from time to time, and any other contract hereafter entered into between Lessee and such Franchisor pertaining to the name and operating procedures, systems and standards for the Hotel, as described on Exhibit C attached hereto (as modified from time to time).

“Full Replacement Cost” shall have the meaning as set forth in Section 12.2.

“GAAP” shall mean generally accepted accounting principles consistently applied as recognized by the accounting industry and standards within the United States.

“Gross Operating Profit” shall mean the income before non-operating income and expense of the Premises determined in accordance with the Uniform System of Accounts plus rental income received from subleases relating to the Premises (e.g., restaurant and roof top leases) and consistent with the format set forth in Exhibit D.

“Gross Revenues” shall mean all revenues and receipts of every kind received from operating the Premises and all departments and parts thereof, including but not limited to, income from both cash and credit transactions, income from the rental or use of rooms, stores, offices, banquet rooms, conference rooms, exhibits or sale space of every kind, license, concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires but including the net received or retained in the Hotel accounts in respect of such licensees, lessees and

8477886-v2\WASDMS	5

concessionaires), vending machines, health club membership fees, food and beverage sales, wholesale and retail sales of merchandise, service charges, and proceeds, if any, from business interruption or other loss of income insurance; provided, however, Gross Revenues shall not include (a) gratuities actually distributed to the Premises’ employees, (b) federal, state or municipal excise, sales or use taxes or similar impositions collected directly from customers, patrons or guests or included as part of the sales prices of any goods or services and paid over to federal, state or municipal governments, (c) property insurance or condemnation proceeds (excluding proceeds from business interruption or other loss of income coverage), (d) proceeds from the sale or refinance of assets other than sales in the ordinary course of business, (e) funds furnished by Lessor or Lessee, (f) judgments and awards other than proceeds from business interruption or other loss of income coverage, (g) the amount of all credits, rebates or refunds (which shall be adjustments to Gross Revenues) to customers, patrons or guests (h) the value of complimentary rooms and complimentary food and beverages, (i) interest income, (j) lease security deposits, and (k) items constituting “allowances” under GAAP.

“Ground Lease” shall mean any ground lease agreement relating to the Hotel, executed by Landlord with any third party Landlord.

“Ground Lease Payments” shall mean payments due under the Ground Lease and payable by Landlord thereunder.

“Group Services” shall have the meaning as set forth in Section 6.3.

“Holder” shall mean the holder of any Hotel Mortgage and the indebtedness secured thereby, and such holder’s successors and assigns, and the holder of any mezzanine indebtedness, and such holder’s successors and assigns.

“Hotel” shall have the meaning set forth in Recital A.

“Hotel Mortgage” shall mean, collectively, any mortgage or deed of trust hereafter from time to time, encumbering all or any portion of the Premises (or the leasehold interest therein), together with all other instruments evidencing or securing payment of the indebtedness secured by such mortgage or deed of trust, any loan agreements and any instruments or ancillary agreements entered into in connection with the acquisition or refinancing of the Hotel, any second lien position on the assets of the Landlord and/or Lessee or mezzanine financing obtained by the Landlord and/or Lessee and all amendments, modifications, supplements, extensions and revisions of such mortgage, deed of trust, lien and other instruments.

“Incentive Management Fee” shall have the meaning as set forth in Section 11.1(b).

“Indemnifying Party” shall have the meaning as set forth in Section 25.3.

“Initial Operating Budget” shall have the meaning as set forth in Section 10.1.

“Initial Term” shall have the meaning as set forth in Section 2.1(a).

8477886-v2\WASDMS	6

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars, other merchandise intended for sale, fuel, mechanical supplies, stationery, and other supplies and similar items.

“Issuing Party” shall have the meaning as set forth in Section 28.11.

“Landlord” shall mean the Landlord under the Lease.

“Lease” shall mean that certain lease agreement as amended, modified, supplemented, and extended from time to time, as described on Exhibit B attached hereto, executed by Lessee as tenant and the Landlord.

“Legal Requirements” shall mean all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which now or hereafter may be applicable to the Premises and the operation of the Hotel.

“Lessee” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Major Renovation” shall have the meaning as set forth in Section 8.3(a).

“Major Renovation Budget” shall have the meaning as set forth in Section 8.3(b).

“Management Fee” shall have the meaning as set forth in Section 11.1.

“Manager” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Manager Affiliate Entity” shall mean any entity controlled directly or indirectly by  Newport Hospitality Group, Inc.

“Manager Intellectual Property” shall have the meaning as set forth in Section 24.2(a).

“Master Agreement” shall mean that certain agreement among SOHO, Sotherly Hotels LP, MHI Hospitality TRS, LLC, Newport Hospitality Group, Inc. and Manager dated September __, 2019.

“Non-Disturbance Agreement” means an agreement, in recordable form in the jurisdiction in which the Hotel is located, executed and delivered by the Holder of a Hotel Mortgage or Landlord, as applicable, (which agreement shall by its terms be binding upon all assignees of such lender or landlord and upon any individual or entity that acquires title to or possession of a Hotel (referred to as a “Subsequent Owner”), for the benefit of Manager, pursuant to which, in the event such holder (or its assignee) or landlord (or its assignee) or any Subsequent Owner comes into possession of or acquires title to the Hotel, (A) such holder (and its assignee) or landlord (and its assignee) and all Subsequent Owners (x) shall recognize Manager’s rights under this Agreement (subject to the termination rights of Lessee set forth herein), (y) shall not

8477886-v2\WASDMS	7

name Manager as a party in any foreclosure action or proceeding, and (z) shall not disturb Manager in its right to continue to manage the Hotel pursuant to this Agreement; provided, however, that at such time, (i) this Agreement has not expired or otherwise been earlier terminated in accordance with its terms, and (ii) there are no outstanding Events of Default by Manager, and (iii) no material event has occurred and no material condition exists which, after notice or the passage of time or both, would entitle Lessee to terminate this Agreement; and (B) Manager shall expressly subordinate Manager’s rights, benefits and remedies under this Agreement to such lender, landlord or Subsequent Owner’s superior and higher priority lien, but only with respect to the Hotel, by providing (1) the right and option to such lender, landlord or Subsequent Owner to terminate this Agreement without further cost, expense or obligation to such lender, landlord or Subsequent Owner, (2) that no Management Fees or other similar compensation shall be paid to Manager under this Agreement after such termination other than Management Fees, other similar compensation, reimbursement payments and indemnification payments accrued and unpaid prior to the date of termination, (3) that in no event shall any Termination Fee, Sale Termination Fee or other similar fee be payable to Manager by such lender, landlord or Subsequent Owner, (4) Manager shall recognize such lender, landlord or Subsequent Owner as owner or landlord and (5) prior to the effective time of such termination, Manager shall continue to operate the Hotel in accordance with the terms of this Agreement and before and after the effective time of such termination, Manager shall assist in the smooth and orderly transition of the management of such Hotel to a subsequent manager including the surrender of the books and records pertaining to the Hotel and any alcoholic beverage license and restaurant permits which are transferable.

“Non-Issuing Party” shall have the meaning as set forth in Section 28.11.

“Notice” shall have the meaning as set forth in Article XXII.

“Operating Account” shall have the meaning as set forth in Section 14.1(a).

“Premises” shall mean collectively Lessee’s leasehold interest in the Hotel pursuant to the terms and conditions of the Lease.

“Project Management Fee” shall have the meaning set forth in Section 8.3(b).

“Prospectus” shall have the meaning as set forth in Section 28.11.

“Qualified Lodging Facility” shall mean a “qualified lodging facility” as defined in Section 856(d)(9)(D) of the Code (as such section may be modified or amended from time to time during the Term hereof and any successor provision) and means a “Lodging Facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.  A “Lodging Facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Lessee.

8477886-v2\WASDMS	8

“Reasonable Working Capital” shall mean an amount of Working Capital equal to the product of $1,000.00 and the number of guest rooms at the Premises as identified on Exhibit A hereto.

“Related Persons” shall have the meaning as set forth in Section 28.8(d).

“Rental Payments” shall mean rental payments made under any equipment lease permitted pursuant to the terms of this Agreement.

“Repair Period” shall have the meaning as set forth in Section 18.4.

“Revpar” shall mean the revenue per available room, determined by taking the actual occupancy rate of the Hotel and multiplying such rate by the actual average daily rate of the Hotel.

“Sale” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary of Landlord’s title (whether fee or leasehold) in the Hotel, or of a controlling interest therein, other than a collateral assignment intended to provide security for a loan, and shall include any such disposition through the disposition of the ownership interests in the entity that holds such title and any lease or sublease of the Hotel other than the Lease.

“Sale Termination Fee” shall have the meaning as set forth in Section 2.3(a).

“SOHO” shall mean Sotherly Hotels Inc., the real estate investment trust parent entity.

“SOHO Intellectual Property” shall have the meaning as set forth in Section 24.2(b).

“Software” shall have the meaning as set forth in Section 24.1.

“Substitute Hotel” shall have the meaning as set forth in Section 2.3(b).

“Term” shall mean the contractual duration of this Agreement, as defined in Section 2.1(a).

“Termination” shall mean the expiration or sooner cessation of this Agreement.

“Termination Date” shall have the meaning as set forth in Section 2.1(a).

“Termination Fee” shall have the meaning as set forth in Section 2.1(b).

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, 11th Revised Edition, as may be modified from time to time by the International Association of Hospitality Accountants.

“Unrelated Person” shall have the meaning as set forth in Section 28.8(d).

8477886-v2\WASDMS	9

“Working Capital” shall mean the amounts by which current assets exceed current liabilities as defined by the Uniform System of Accounts which are reasonably necessary for the day-to-day operation of the Premises’ business, including, without limitation, the excess of change and petty cash funds, operating bank accounts, receivables, prepaid expenses and funds required to maintain Inventories, over the amount of accounts payable and accrued current liabilities.

Defined Term	Section
Annual Operating Budget	10.1

Base Management Fee	11.1(a)

Benefit Plans	9.2

Capital Improvement Budget	8.2(a)

Changed Condition	8.2(e)

CIB Objection Notice	8.2(a)

Commencement Date	2.1(a)

Competitive Hotel	2.3(b)

Contract(s)	4.3

Control Rules	15.6

Controls	15.4

Eligible Independent Contractor	28.8

Employee Costs and Expenses	9.3

Employee Related Termination Costs	9.5

Event of Default	19.1

Excess Working Capital	16.3

Expiration Date	2.1(a)

FF&E	8.1

Full Replacement Cost	12.2

Group Services	6.3

8477886-v2\WASDMS	10

Defined Term	Section
Hotel	Recital A

Incentive Management Fee	11.1(b)

Indemnifying Party	25.3

Initial Operating Budget	10.1

Initial Term	2.1(a)

Intellectual Property	24.2

Issuing Party	28.11

Lessee	Introductory Paragraph

Lodging Facility	1.1

Major Renovation	8.3(a)

Major Renovation Budget	8.3(b)

Mangement Fee	11.1

Manager	Introductory Paragraph

Manager Intellectual Property	24.2(a)

Non-Issuing Party	28.11

Notice	Article XXII

Operating Account	14.1(a)

Project Management Fee	8.3(b)

Prospectus	28.11

Related Person	28.8(d)

Repair Period	18.4

Sale Termination Fee	2.3(a)

Software	24.1

8477886-v2\WASDMS	11

Defined Term	Section
SOHO Intellectual Property	24.2(b)

Subsequent Owner	1.1

Substitute Hotel	2.3(b)

Term	2.1(a)

Termination Date	2.1(a)

Termination Fee	2.1(b)

Unrelated Person	28.8(d)

ARTICLE II
TERM OF AGREEMENT

2.1Term.

(a)The term (“Term”) of this Agreement shall commence on the “Commencement Date” for the Hotel as noted on Exhibit B attached hereto and, unless sooner terminated as herein provided, shall continue with respect to the Hotel until the “Termination Date.”  For purposes of this Agreement, the “Termination Date” for the Hotel shall be the earlier to occur of (i) the Expiration Date, (ii) termination at the option of Lessee in connection with the bona fide Sale pursuant to Section 2.3(a) hereof, (iii) termination by either Lessee or Manager pursuant to Article XVIII hereof in connection with a condemnation, casualty or Force Majeure, subject to the terms thereof, or (iv) termination pursuant to agreement with or right of a Holder.  The “Expiration Date” shall mean March 31, 2025, provided that such initial term ending March 31, 2025 (the “Initial Term”) may thereafter be renewed on the same terms and conditions contained herein, for up to two renewal periods of five (5) years each, provided that both Lessee and Manager agree to each renewal period and, provided further, that at the time of any such renewal an Event of Default by Manager does not then exist beyond any applicable grace or cure period.  If at the time of the exercise of any renewal period, Manager is then in default of this Agreement, then the renewal will be conditional on timely cure of such default, and if such default is not timely cured, then Lessee may terminate this Agreement regardless of the exercise of such renewal period and without the payment of any fee or liquidated damages.

(b)If Manager desires to extend the Term for a renewal period, it shall give Lessee Notice to that effect not less than ninety (90) days prior to the expiration of the Initial Term, in the case of the first five (5) year renewal or, in the case of a second five (5) year renewal period, ninety (90) days prior to the expiration of the first five (5) year renewal period.  Lessee shall have thirty days in which to respond to such notice and either agree to such renewal period or to provide notice to Manager of its intent not to extend the Term for the proposed renewal period.  If Lessee gives notice of its intent not to renew the Term, the Expiration Date shall be the last day of the then current Term and Lessee shall pay Manager within ninety (90) days of such Expiration Date a Termination Fee equal to the average monthly Management Fee paid to Manager over the twelve months immediately preceding the Expiration Date (the “Termination Fee”); provided, however that no Termination Fee shall be payable if the Manager is in default of this Agreement at the end of the Term.

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(c)Notwithstanding the expiration or earlier termination of the Term, Lessee and Manager agree that the obligations of Lessee to pay, remit, reimburse and to otherwise indemnify Manager for any and all expenses and fees incurred or accrued by Manager pursuant to the provisions of this Agreement prior to the expiration or earlier termination of the Term (or actually incurred by Manager after the termination) shall survive Termination, provided such expenses and fees have been incurred consistent with the then current terms of this Agreement and the applicable Annual Operating Budget, including, without limitation but only to the extent so consistent, all costs, expenses and liabilities arising from the termination of the Premises’ employees such as accrued vacation and sick leave, severance pay and other accrued benefits, employer liabilities pursuant to the Consolidated Omnibus Budget Reconciliation Act and employer liabilities pursuant to the Worker Adjustment and Retraining Notification Act and pursuant to the standard operating procedures and policies of Manager then in effect as set forth in Manager’s employee handbook.  In addition, subject to Section 19.2 below and the foregoing sentence, upon Termination of this Agreement, Lessee and Manager shall have no further obligations to one another pursuant to this Agreement, except that Section 2.2, obligations to make payments under Section 2.3 or Section 9.5, the last sentence of Section 15.1, obligations to make payments of termination fees pursuant to Article XVIII, Article XXIV, Article XXV, Article XXVII, Section 28.13, and any other provisions of this Agreement that specifically provide for survival following termination shall survive Termination.

2.2Actions to be taken upon Termination.  Upon a Termination of this Agreement, the following shall be applicable:

(a)In addition to any monthly statements required to be provided pursuant to Section 15.2, Manager shall, within forty-five (45) days after Termination of this Agreement, prepare and deliver to Lessee a final accounting statement with respect to the Hotel, in form and substance consistent with the statements provided pursuant to Section 15.2, along with a statement of any sums due from Lessee to Manager pursuant hereto, dated as of the date of Termination.  Within thirty (30) days after the receipt by Lessee of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement subject to the right of Lessee or Landlord to require audit.  The cost of preparing such final accounting statement and audit, if any, shall be a Deduction.

(b)As of the date of the final accounting referred to in subsection (a) above, Manager shall release and transfer to Lessee any of Lessee’s funds which are held or controlled by Manager with respect to the Hotel, with the exception of funds to be held in escrow pursuant to Section 9.5.  During the period between the date of Termination and the date of such final accounting, Manager shall pay (or reserve against) all Deductions which accrued (but were not paid) prior to the date of Termination, using for such purpose any Gross Revenues which accrued prior to the date of Termination.

(c)Lessee shall make available to Manager such books and records respecting the Hotel (including those from prior years, subject to Manager’s reasonable records retention policies in accordance with applicable law and legal requirements) provided to Lessee pursuant to Section 15.1 as will be needed by Manager to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any prior year.

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(d)Manager shall (to the extent permitted by Legal Requirements) assign to Lessee, or to any other manager employed by Lessee to operate and manage the Hotel, all operating licenses, including but not limited to any liquor license, for the Hotel which have been issued in Manager’s name; provided that if Manager has expended any of its own funds in the acquisition of any of such licenses, Lessee shall reimburse Manager therefore if it has not done so already.

(e)Lessee agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet or other group services made by Manager in the ordinary and normal course of business consistent with this Agreement, for dates subsequent to the date of Termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after Termination of this Agreement except to the extent terminable pursuant to the terms of such reservations or contracts.

(f)Manager shall cooperate with the new operator of the Hotel as to effect a smooth transition and shall peacefully vacate and surrender the Hotel to Lessee, including the surrender of the books and records pertaining to the Hotel and any alcoholic beverage license and restaurant permits which are transferable.

(g)Manager and Lessee agree to use best efforts to resolve any disputes amicably and promptly under this Section 2.2 to effect a smooth transition of the Hotel to Lessee and/or Lessee’s new manager.

2.3Early Termination Rights, Liquidated Damages.

(a)Termination Upon Sale.  Upon Notice to Manager, Lessee shall have the option to terminate this Agreement with respect to the Hotel effective as of the closing of the Sale of the Hotel to a third party.  Such Notice shall be given at least sixty (60) days in advance (unless otherwise required by Legal Requirements, in which case Lessee shall provide such additional notice in order to comply with such Legal Requirements).  Lessee shall, in connection with such Sale, by a separate document reasonably acceptable to Lessee and Manager, indemnify and save Manager harmless against any and all losses, costs, damages, liabilities and court costs, claims and expenses, including, without limitation, reasonable attorneys’ fees arising or resulting from the failure of Lessee or such prospective purchaser to provide any of the services contracted for in connection with the business booked for the Hotel to, and including, the date of such Termination, in accordance with the terms of this Agreement, including without limitation, any and all business so booked as to which facilities and/or services are to be furnished subsequent to the date of Termination, provided that any settlement by Manager of any such claims shall be subject to the prior written approval of Lessee which shall not be unreasonably withheld, conditioned or delayed.  If this Agreement is terminated pursuant to this Section 2.3(a) with respect to the Hotel, then Lessee shall pay to Manager on such termination, a termination fee as liquidated damages and not as a penalty (provided that an Event of Default by Manager is not then existing beyond any cure or grace periods set forth in this Agreement) in an amount equal to the lesser of (i) the Management Fees that were paid to Manager with respect to such Hotel for the twelve calendar months immediately preceding the closing date of such sale or (ii) the Management Fees to be paid to Manager for that number of months immediately preceding the closing date for such Sale equal to the number of months remaining on the then current Term (a “Sale Termination Fee”).  No Sale Termination Fee will be payable to Manager if an Event of Default by Manager has occurred and remains uncured beyond any applicable cure period as of the date of Termination.

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(b)Substitution of Hotel.  Notwithstanding the foregoing, if, in the event of the termination of this Agreement prior to the expiration of the Term pursuant to Section 2.3(a) a Sale Termination Fee becomes payable by Lessee, Lessee may (in its sole and absolute discretion) elect to offer to Manager the opportunity to manage another hotel leased to Lessee or an Affiliate that is reasonably comparable to the Hotel in size, number of rooms, quality of operation, market and geographic location and Gross Revenue (the “Substitute Hotel”), provided that no “Retained Manager Hotel” as defined in the Master Agreement will qualify as a  Substitute Hotel.  Manager shall have thirty (30) days from receipt of such notice from Lessee offering the management of the Substitute Hotel to accept such offer.  If Manager accepts the offer to manage the Substitute Hotel, Manager and Lessee will execute a new management agreement on terms consistent with the requirements of the Master Agreement and if the offer to manage the Substitute Hotel is made within 90 days of the Termination Date of this Agreement, no Sale Termination Fee shall be payable by Lessee and if such a fee has previously been paid by Lessee, Manager shall be obligated to reimburse such fee upon acceptance of Lessee’s offer.  If Manager is precluded from managing the Substitute Hotel by the franchisor or management agreement applicable to such hotel and Lessee fails to offer Manager an alternative Substitute Hotel that is not subject to such a restriction, a Sale Termination Fee will be payable per Section 2.3(a).  If Lessee offers to Manager the opportunity to manage a Substitute Hotel and Manager is not subject to a contractual restriction that precludes Manager from managing the proposed Substitute Hotel and Manager rejects or fails to accept Lessee’s offer to manage the proposed Substitute Hotel, no Sale Termination Fee shall be payable by Lessee.

ARTICLE III
PREMISES

Manager shall be responsible, at the sole cost and expense of Lessee and subject to Lessee making adequate funds available to Manager, for keeping and maintaining the Premises fully equipped in accordance with plans, specifications, construction safety and fire safety standards, and designs pursuant to applicable Legal Requirements, the Brand Standards (if applicable), the standards and requirements of a Franchisor pursuant to any applicable Franchise Agreement, any Hotel Mortgage, the Lease, the Capital Improvement Budgets, the Applicable Standards and the Annual Operating Budgets approved pursuant to the terms hereof, subject in all respects to performance by Lessee of its obligations pursuant to this Agreement.

ARTICLE IV
APPOINTMENT OF MANAGER

4.1Appointment.  Lessee hereby appoints Manager as its sole, exclusive and continuing operator and manager to supervise and direct, for and at the expense of Lessee, the management and operation of the Premises under the terms and conditions set forth herein.  In exercising its duties hereunder, Manager shall act as agent and for the account of Lessee.  Manager hereby accepts said appointment and agrees to manage the Premises during the Term of this Agreement under the terms and conditions set forth herein.

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4.2Delegation of Authority.  The operation of the Premises shall be under the exclusive supervision and control of Manager who, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient management and operation of the Premises in accordance with this Agreement, the Applicable Standards, the Lease, the Franchise Agreement, if any, any Hotel Mortgage, the Capital Improvement Budget and the Annual Operating Budget and, if applicable, the Brand Standards.  Subject to the terms of such agreements and budgets, Manager shall have discretion and control in all matters relating to the management and operation of the Premises, including, without limitation, charges for rooms and commercial space, the determination of credit policies (including entering into agreements with credit card organizations), food and beverage service and policies, employment policies, procurement of inventories, supplies and services, promotion, advertising, publicity and marketing, and, generally, all activities necessary for the operation of the Premises. Manager shall also be responsible for the receipt, holding and disbursement of funds and maintenance of bank accounts in compliance with the Cash Management Agreements, if applicable.

4.3Contracts, Equipment Lease and Other Agreements.  Manager is hereby authorized to grant concessions, lease commercial space and enter into any other contract, equipment lease, agreement or arrangement pertaining to or otherwise reasonably necessary for the normal operation of the Premises (such concession, lease, equipment lease, contract, agreement or arrangement hereinafter being referred to individually as a “Contract” and collectively as “Contracts”) on behalf of Lessee, as may be necessary or advisable and reasonably prudent business judgment in connection with the operation of the Premises and consistent with the Annual Operating Budget, and subject to any restrictions imposed by the Franchise Agreement, Lease, any Hotel Mortgage and this Agreement, and subject to Lessee’s prior written approval of: (i) any Contract which provides for a term exceeding one (1) year (unless such Contract is cancellable on thirty days’ notice without cost, premium or penalty exceeding $50,000.00) or (ii) any tenant space lease, license or concession concerning any portion of the public space in or on the Premises for stores, office space, restaurant space, or lobby space.  Lessee’s approval of any Contract shall not be unreasonably withheld, delayed or conditioned. Unless otherwise agreed, all Contracts for the Premises shall be entered into in Lessee’s name and submitted to Lessee for execution it being understood and agreed that no such contract will come into force or be effective absent Lessee’s signature, which Lessee agrees not to unreasonably withhold.

4.4Alcoholic Beverage/Liquor Licensing Requirements.  With respect to any licenses and permits held by Lessee or any of its subsidiaries for the sale of any liquor and alcoholic beverages at any of the Premises, Manager agrees, at no cost or expense to Manager, as part of its management duties and services under this Agreement, to fully cooperate with any applicable liquor and/or alcoholic beverage authority and to assist Lessee with any documentation and other requests of such authority to the extent necessary to comply with any licensing and/or permitting requirements applicable to the Premises.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1Lessee Representations.  Lessee, in order to induce Manager to enter into this Agreement, hereby represents and warrants to Manager as follows:

5.1.1The execution of this Agreement is permitted by the Certificate of Formation and limited liability company agreement of Lessee and this Agreement has been duly authorized, executed and delivered on behalf of Lessee and constitutes the legal, valid and binding obligation of Lessee enforceable in accordance with the terms hereof;

5.1.2There is no claim, litigation, proceeding or governmental investigation pending, or, to the best knowledge and belief of Lessee, threatened, against or relating to Lessee, the properties or businesses of Lessee or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially or adversely affect the ability of Lessee to enter into this Agreement or to carry out its obligations hereunder, and, to the best knowledge and belief of Lessee, there is no basis for any such claim, litigation, proceeding or governmental investigation except as has been fully disclosed in writing by Lessee to Manager;

5.1.3Neither the consummation of the transactions contemplated by this Agreement on the part of Lessee to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Lessee is a party or by which it is bound;

5.1.4No approval of any third party (including any Landlord or the Holder of any Hotel Mortgage in effect as of the date of this Agreement) is required for Lessee’s execution, delivery and performance of this Agreement that has not been obtained prior to the execution hereof;

5.1.5Lessee holds all required governmental approvals required (if applicable) to be held by it to lease the Hotel; and

5.1.6As of the date of this Agreement there are no defaults under the Lease.

5.2Manager Representations.  Manager, in order to induce Lessee to enter into this Agreement, hereby represents and warrants to Lessee as follows:

5.2.1The execution of this Agreement is permitted by the limited liability company operating agreement of Manager and this Agreement has been duly authorized, executed and delivered on behalf of Manager and constitutes a legal, valid and binding obligation of Manager enforceable in accordance with the terms hereof;

5.2.2There is no claim, litigation, proceeding or governmental investigation pending, or, to the best knowledge and belief of Manager, threatened, against or relating to Manager, the properties or business of Manager or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially or adversely affect the ability of Manager to enter into this Agreement or to carry out its obligations hereunder, and, to the best knowledge and belief of Manager, there is no basis for any such claim, litigation, proceeding or governmental investigation, except as has been fully disclosed in writing by Manager to Lessee;

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5.2.3Neither the consummation of the transactions contemplated by this Agreement on the part of Manager to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Manager is a party or by which it is bound;

5.2.4No approval of any third party is required for Manager’s execution, delivery and performance of this Agreement that has not been obtained prior to the execution and delivery hereof;

5.2.5Manager holds all required governmental approvals required to be held by it to perform its obligations under this Agreement; and

5.2.6Manager will adhere to the requirements of Section 28.8(a) through (d) with the intent to qualify as an Eligible Independent Contractor.

ARTICLE VI
OPERATION

6.1Name of Premises, Standard of Operation.  During the Term of this Agreement, the Premises shall be known as a hotel licensed with the applicable Franchisor as noted on Exhibit C or, if there is no Franchise Agreement applicable to such Hotel, the name of the Hotel shall be that specified by the Lessee and referenced in Exhibit A, with additional identification as may be necessary to provide local identification, provided Lessee has obtained and is successful in continuously maintaining the right to so operate the Premises.  Manager agrees to cooperate with Lessee and use its commercially reasonable efforts to qualify as a permitted manager pursuant to the Franchise Agreement.  Manager agrees to manage the Premises, for the account of Lessee, and, in accordance with the Annual Operating Budget and Applicable Standards.  In the event of termination of a Franchise Agreement for the Premises, Manager shall operate the Premises under such other franchise agreement, if any, as Lessee enters into or obtains as franchisee or, if no such Franchise is entered into, Manager shall operate the Premises consistent with the Brand Standards.  If the name of a Franchisor’s hotel system is changed, Lessee shall have the right to change the name of the Hotel to conform thereto.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Manager’s obligation with respect to operating and managing the Hotel in accordance with any Hotel Mortgage, Ground Lease, the Lease, any Franchise Agreement and the CCRs shall be limited to the extent (i) true and complete copies thereof have been made available to Manager by Lessee reasonably sufficient in advance to allow Manager to manage the Hotel in compliance with such documents, and (ii) the provisions thereof and/or compliance with such provisions by Manager (a) are applicable to the day-to-day management, maintenance and routine repair and replacement of the Hotel, the FF&E or any portion thereof, (b) do not require contribution of funds from Manager, (c) do not materially increase Manager’s obligations hereunder or materially decrease Manager’s rights or benefits hereunder, (d) except as provided in Section 24.4, do not limit or restrict, or attempt to limit or restrict any corporate activity or transaction with respect to Manager or any Manager Affiliate Entity or any other activity, transfer, transaction, property or other matter involving Manager or the Manager Affiliate Entities other than at the Hotel and (e) are otherwise within the scope of Manager’s duties under this Agreement.  Lessee acknowledges and agrees,

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without limiting the foregoing, that any failure of (i) Lessee to comply with the provisions of any Hotel Mortgage, Ground Lease, the Lease, any Franchise Agreement and the CCRs or Legal Requirements or (ii) Manager to comply with the provisions of any such agreements or Legal Requirements arising out of, in the case of both (i) and (ii), (A) the condition of the Hotel, and/or the failure of the Hotel to comply with the provisions of such agreements, prior to the Commencement Date, (B) construction activities at the Hotel prior to the Commencement Date, (C) inherent limitations in the design and/or construction of, location of the Hotel and/or parking at the Hotel prior to the Commencement Date, and/or (D) failure of Lessee to provide funds, from operations or otherwise, sufficient to allow timely compliance with the provisions of the Applicable Standards or the Lease, any Hotel Mortgage, any Franchise Agreement and/or the CCRs through reasonable and customary business practices and/or (E) Lessee’s failure to approve any matter reasonably requested by Manager, previously agreed to jointly by Manager and Lessee, with respect to the compliance of such items, shall not be deemed a breach by Manager of its obligations under this Agreement.

6.2Use of Premises.  Manager shall use the Premises solely for the operation of the Hotel in accordance with the Applicable Standards and for all activities in connection therewith which are customary and usual to such an operation. Subject to the terms of this Agreement, Manager shall comply with and abide by all applicable Legal Requirements, and the requirements of any insurance companies covering any of the risks against which the Premises are insured, any Hotel Mortgage, the Ground Lease, the Lease, and the Franchise Agreement and any other contract entered into by or on behalf of the Lessee in accordance with the terms hereof.  If there are insufficient funds in the Operating Account to make any expenditure required to remedy non-compliance with such Legal Requirements or with the requirements of any Hotel Mortgage, the Ground Lease, the Lease, or the Franchise Agreement or applicable insurance, Manager shall promptly notify Lessee of such non-compliance.  If Lessee fails to make funds available for the expenditure so requested by Manager within thirty (30) days, (i) it shall not be an Event of Default hereunder, and (ii) Lessee agrees to indemnify and hold Manager harmless from and against any and all costs, expenses and other liabilities incurred by Manager resulting from such non-compliance (which such indemnity shall survive any termination of this Agreement).

6.3Group Services.  Manager may cause to be furnished to the Premises certain services (“Group Services”) which are furnished generally on a central or regional basis to other hotels or other properties managed by Manager and which benefit the Hotel.  Manager shall assure that the costs and expenses incurred in providing Group Services to the Premises shall have been allocated to the Premises on a pro-rata basis consistent with the method of allocation agreed to in writing by Lessee to all of Manager’s hotels or other properties receiving the same services, shall be incurred at a cost consistent with the Annual Operating Budget and shall constitute Deductions subject to audit of the amount so allocated to the Hotel.  All Group Services provided by Manager shall be at the actual costs (without mark up fee or profit to Manager, but including salary and employee benefit costs and costs of equipment used in performing such services and overhead costs, and taking into account any rebate, give-up or participation in any reciprocal business arrangement with Manager) of Group Services for the benefit of all of Manager’s hotels receiving the same services, and shall be of a quality and at a price comparable or better to which Manager could obtain from other providers for similar services.

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6.4Right to Inspect.  Lessee, the Affiliates of Lessee, the Landlord (to the extent permitted under the Lease), any Holder under any Hotel Mortgage (to the extent permitted under the Hotel Mortgage), and their respective agents, shall have access to the Premises at any and all reasonable times upon demand for any purpose.  Manager will be available to consult with and advise such parties, at their reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel.  These rights shall be in addition to those in Article XV in regard to access to books and records.

6.5Reports.  Manager will provide Lessee with written reports regarding the operations of the Premises in the format and for such periods as provided in Exhibit D.  The Manager shall maintain and manage a dedicated data site related to the Premises and provide access to such data site to Lessee and its Affiliates as identified by Lessee which data site shall include information regarding the Premises as provided in Exhibit D.  Manager will maintain such data site and provide access to Lessee and its Affiliates as identified by Lessee during the Term and for a period of one year following the end of the Term or the earlier termination of this Agreement after which time Manager shall deliver such data to Lessee or make such other arrangements regarding access to such data as may be agreed to by Lessee.  In addition, Manager shall provide Smith Travel Research or its successor with daily information regarding the operation of the Premises which information will be segmented on the basis of transient, group and contract revenues consistent with the requirements of Franchisor or as otherwise requested by Lessee.  In addition, Lessee and Manager will conduct bi-weekly telephonic meetings regarding operations as requested by Lessee and monthly telephonic meetings regarding the prior month’s financial and operating performance.

ARTICLE VII
WORKING CAPITAL AND INVENTORIES

7.1Working Capital and Inventories.  Lessee shall cause funds to be deposited in one or more operating accounts established pursuant to Article XIV, in amounts sufficient to operate the Premises in accordance with the Annual Operating Budget, including the establishment and maintenance of Working Capital and Inventories.  All Working Capital and Inventories are and shall remain the property of Lessee.  Lessee acknowledges that liabilities arising in connection with the operation and management of the Hotel including, without limitation, all Deductions, incurred in accordance with the terms of this Agreement, are and shall remain the obligations of Lessee, and Manager shall have no liability therefore unless otherwise expressly provided herein.

7.2Fixed Asset Supplies.  Lessee shall provide the funds necessary to supply the Premises initially with Fixed Asset Supplies necessary to commence operations of the Hotel consistent with the requirements of the Franchise Agreement or the Brand Standards, as applicable, and as reasonably determined by Manager consistent with the cost budgeted therefore in the Annual Operating Budget and otherwise consistent with the intent of the parties that the level of such supplies will be adequate for the proper and efficient operation of the Premises at the Applicable Standards.  Fixed Asset Supplies shall remain the property of Lessee.

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ARTICLE VIII
MAINTENANCE, REPLACEMENT AND CHANGES

8.1Routine and Non-Routine Repairs and Maintenance.  Manager, at the expense of Lessee and subject to adequate funds being made available by Lessee, shall use commercially reasonable efforts to maintain the Premises in good repair and condition as is required by the Applicable Standards.  Manager, on behalf of Lessee, shall make or cause to be made such routine maintenance, repairs and minor alterations as Manager from time to time deems reasonably necessary for such purposes, the cost of which: (i) can be expensed under GAAP, (ii) shall be paid from Gross Revenues, and treated as a Deduction, and (iii) is consistent with the Annual Operating Budget.  In addition, Lessee shall make or cause to be made such non-routine repairs, replacements and improvements which constitute capital expenditures pursuant to GAAP, either to the Premises’ building or its fixtures, furniture, furnishings and equipment (“FF&E”), pursuant to the Capital Improvement Budget approved by Lessee and Landlord, the cost of which shall be paid for by Landlord.  Manager and Lessee shall use their respective commercially reasonable efforts to prevent any liens from being filed against the Premises which arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Premises.  Lessee and Manager shall cooperate fully in obtaining the release of any such liens.  If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.  All changes, repairs, alterations, improvements, renewals or replacements made pursuant to this Article VIII shall be the property of Lessee.

8.2Capital Improvement Budget.

(a)Each Fiscal Year during the Term, Manager shall prepare a budget (“Capital Improvement Budget”) of the expenditures necessary for replacement of FF&E and building replacements of the nature contemplated by Section 8.1 during the ensuing Fiscal Year and shall provide such Capital Improvement Budget to Lessee and Landlord for approval at the same time Manager submits the Annual Operating Budget.  The Capital Improvement Budget shall not be deemed accepted by Lessee and Landlord in the absence of their respective express written approval.  Not later than thirty (30) days after receipt by Lessee and Landlord of a proposed Capital Improvement Budget (or such longer period as Lessee and Landlord may reasonably request on Notice to Manager), Lessee and/or Landlord may deliver a Notice (a “CIB Objection Notice”) to Manager stating that Lessee and/or Landlord objects to any information contained in or omitted from such proposed Capital Improvement Budget and setting forth the nature of such objections with reasonable specificity.  Failure of Lessee and/or Landlord to deliver a CIB Objection Notice shall be deemed rejection of Manager’s proposed Capital Improvement Budget in its entirety.  Upon receipt of any CIB Objection Notice, Manager shall, after consultation with Lessee and Landlord, modify the proposed Capital Improvement Budget, taking into account Lessee’s and/or Landlord’s objections, and shall resubmit the same to Lessee and Landlord for Lessee’s approval within fifteen (15) days thereafter, and Lessee and/or Landlord may deliver further CIB Objection Notices (if any) within fifteen (15) days thereafter (in which event, the re-submission and review process described above in this sentence shall continue until the proposed Capital Improvement Budget in question is accepted and consented to by Lessee and Landlord).  Notwithstanding anything to the contrary set forth herein, Lessee and Landlord shall have the right at any time subsequent to the acceptance and consent with respect to any Capital Improvement Budget, on Notice to Manager, to revise such Capital Improvement Budget or to request that Manager prepare

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for Lessee’s and/or Landlord’s approval a revised Capital Improvement Budget, taking into account such circumstances as Lessee and Landlord deem appropriate; provided, however, that the revision of a Capital Improvement Budget shall not be deemed a revocation of Manager’s authority with respect to such actions as Manager may have already taken prior to receipt of such revision notice in implementing a previously approved budget or plan.

(b)Manager shall, in accordance with and subject to the Capital Improvement Budget described in Section 8.2(a), from time to time make such substitutions and replacements of or renewals to FF&E and non-routine repairs and maintenance as described in Section 8.1 as it deems necessary to maintain the Hotel as required by this Agreement.  Except as hereinafter provided, no expenditures will be made except as otherwise provided in the Capital Improvement Budget without the approval of Lessee and Landlord and provided further, however, if there are expenditures which are required by reason of any emergency, Manager shall immediately notify Landlord of same, and Manager shall be authorized to take appropriate remedial action without such approval whenever there is clear and present danger to life, limb or property of the Hotel or its guests or employees.  The cost of such changes, repairs, alterations, improvements, renewals, or replacements will be paid for by Landlord.  Manager will not be considered in breach of this Agreement if expenditures required by the Franchise Agreement, by Legal Requirements, and by requirements necessary for the safe and orderly operation of the hotel are not available or withheld at Lessee’s discretion.  Manager must give reasonable and timely written notice of such requirements, to Lessee, as they arise, such that Lessee may make prudent and timely decisions regarding same.

(c)All changes, repairs, alterations, improvements, renewals or replacements made pursuant to this Article VIII shall be the property of Landlord.

(d)It is the intent of Manager and Lessee to maintain the Premises in conformance with the Applicable Standards, subject to adequate funds being made available by Lessee and as limited by Manager’s obligations to use commercially reasonable efforts.  As the Hotel ages, if the Capital Improvement Budget prepared in good faith by Manager and approved by Lessee and Landlord is insufficient for purposes of allowing the Premises to conform with the Applicable Standards, Lessee, Landlord and Manager will consider the matter and Lessee and Landlord may elect to provide the additional funds required.

(e)Manager shall refrain from making any alterations, modifications or changes (other than alterations, modifications or changes requested by Lessee or Landlord) in any respect to the nature, design, appointments, placement or function of any furniture, fixtures, equipment or design features of the Hotel that would violate the Applicable Standards (each such alteration or change a “Changed Condition”).  Manager shall promptly remedy each Changed Condition at its sole cost and expense.  Manager’s restoration of a Changed Condition shall be effected in accordance with the notice and time periods set forth in Section 19.1(f).

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8.3Management of Renovation Projects.

(a)At the election of Landlord, in its sole discretion, Manager may be requested to manage, coordinate, plan and/or execute a major repositioning of the Hotel undertaken by the Landlord (a “Major Renovation”).

(b)In the event Manager is selected by Landlord to assist in a Major Renovation, Manager shall be paid a project management fee (herein, the “Project Management Fee”) equal to five percent (5%) of the total project costs (both hard and soft costs) associated with the implementation of the budget for such Major Renovation (the “Major Renovation Budget”).  If the Manager is selected by Landlord to assist in a Major Renovation, the Major Renovation Budget shall be developed and approved by Landlord and Lessee and provided to Manager together with Lessee’s written request to manage the Major Renovation.  Manager shall have ten (10) days from the date of such notice to accept such engagement.  Any failure by Manager to accept such an engagement within the specified period shall be deemed a rejection of such offer.  If the Manager is selected and agrees to assist in a Major Renovation, the Project Management Fee will be payable monthly in arrears based upon the prior calendar month’s total expenditures under the Major Renovation Budget.  The Project Management Fee shall be accounted for and documented and consistent with the requirements of Section 11.2 herein.  Any onsite or dedicated personnel required for the direct supervision of the implementation of a Major Renovation Budget or other renovation project will be a direct cost to, and shall be reimbursed by, the Landlord.  The Landlord shall be responsible for funding the Major Renovation Budget.

(c)Except as otherwise provided herein, in no event shall Manager or an affiliate or employee of Manager directly or indirectly receive any kickbacks, rebates, cash incentives, sponsorship fees, administration fees, concessions, profit participations, investment rights or similar payments, benefits or economic consideration from or in, as applicable, vendors or suppliers of goods or services to the Hotel.  Manager agrees that any such amounts or benefits derived shall be disclosed to, accounted for, and held in trust for the benefit of Lessee or Landlord (as applicable).

(d)Any additional fees or charges payable to Manager shall, prior to being incurred or paid, be submitted for approval by the Landlord with disclosure of all material terms.

ARTICLE IX
EMPLOYEES

9.1Employee Hiring.  Manager will hire, train, promote, supervise, direct the work of and discharge all personnel working on the Premises. Manager shall be the sole judge of the fitness and qualification of such personnel and is vested with absolute discretion in the hiring, discharging, supervision, and direction of such personnel during the course of their employment and in the operation of the Premises; provided, however, that the hiring of the General Manager, and the Director of Sales shall be subject to the Lessee’s consent which consent shall not be unreasonably withheld, delayed or conditioned.  Landlord and Manager shall confer on and jointly address any and all issues associated with collective bargaining agreements or union representation of employees at the Hotel.  Landlord will not unreasonably withhold, delay or condition dissent regarding the unionization of employees.

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9.2Costs, Benefit Plans.  Manager shall fix the employees’ terms of compensation and establish and maintain all policies relating to employment, so long as they are reasonable and in accordance with the Applicable Standards and the Annual Operating Budget.  Manager shall establish with input from Lessee the incentive compensation matrix for the Hotel’s General Manager and the other senior managers of the Hotel which matrix shall be subject to Lessee’s consent, which consent will not be reasonably withheld, delayed or conditioned.  Without limiting the foregoing, Manager may, consistent with the Annual Operating Budget, enroll the employees of the Hotel in pension, medical and health, life insurance, and similar employee benefit plans (“Benefit Plans”) substantially similar to plans reasonably necessary to attract and retain employees and generally remain competitive; provided, however, that the Lessee shall have the right to review any Benefit Plans applicable to Hotel employees, including umbrella plans available to all employees of the Manager, prior to such plans being offered to Hotel employees and to review any modification to such plans prior to their implementation.  The Benefit Plans may be joint plans for the benefit of employees at more than one hotel owned, leased or managed by Manager or Manager Affiliate Entities.  Employer contributions to such plans (including any withdrawal liability incurred upon Termination of this Agreement) and reasonable administrative fees (but without further markup by Manager), which Manager may expend in connection therewith, shall be the responsibility of Lessee and shall be a Deduction. The administrative expenses of any joint plans will be equitably apportioned by Manager among properties covered by such plan.

9.3Manager’s Employees.  It is expressly understood and agreed that all such personnel employed at the Hotel, including the General Manager of the Hotel, will be the employees of Manager for all purposes including, without limitation, federal, state and local tax and reporting purposes, but the expense incurred in connection therewith will be a Deduction and for Lessee’s account.  Manager shall use such care when hiring any employees as may be common to the hospitality business and consistent with Manager’s standards of operation.  Manager acknowledges and agrees that Lessee shall be entitled to all federal, state and/or local tax credits or benefits allowed to employers relating to the Hotel’s employees including, without limitation, the Work Opportunity Tax Credit, the Targeted Jobs Tax Credit, and similar tax credits (provided that Lessee shall pay all incremental fees, if applicable, to qualify for such tax credits).  Manager, in accordance with the Annual Operating Budget, may draw down from Gross Revenues all costs and expenses, of whatever nature, incurred in connection with such employees, including, but not limited to, wages, salaries, on-site staff, bonuses, commissions, fringe benefits, employee benefits, recruitment costs, workmen’s compensation and unemployment insurance premiums, payroll taxes, vacation, sick leave and Employee Claims (other than Excluded Employee Claims) (collectively, “Employee Costs and Expenses”).

9.4Special Projects – Corporate Employees.  The costs, fees, compensation and other expenses of any persons (i) assigned on a temporary basis by Manager to fill a vacant position or provide additional capacity at the Hotel or (ii) engaged by Manager to perform duties of a special nature, directly related to the operation of the Premises, shall be operating expenses, payable from and consistent with the Annual Operating Budget and not the responsibility of Manager.  The costs, fees, compensation and other expenses of those personnel of Manager assigned to special projects for the Hotel approved or deemed approved by Lessee shall also be operating expenses payable by Lessee and not the responsibility of Manager.  The daily per diem rate for those personnel shall be based upon the actual costs of Manager in providing its personnel for such special services or

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projects, without mark-up fee or profit but including salary and employee benefit costs and costs of equipment used in performing such services, overhead costs, travel costs and long distance telephone.  Such special services shall include, but not be limited to, those matters which are not included within the scope of the duties to be performed by Manager hereunder and, if not provided by Lessee, would involve Lessee’s engagement of a third party to perform such services; for example, special sales or marketing programs, market reviews, assistance in opening new food and beverage facilities, legal services, accounting services, tax services, insurance services, data processing, engineering personnel, and similar services.

9.5Termination.  At Termination, subject to Section 2.1 above, Lessee shall reimburse Manager for costs and expenses incurred by Manager which arise out of the termination of Manager’s employees at the Hotel, such as compensation in lieu of vacation and sick leave, severance pay (including a reasonable allowance for severance pay for Executive Employees of the Hotel, the amount of such allowance not to exceed an amount equal to Manager’s then current severance benefits for such terminated Executive Employees, unless Lessee otherwise approves), unemployment compensation, employer liability pursuant to the Consolidated Omnibus Budget Reconciliation Act (Cobra liability) and the Worker Adjustment and Retraining Notification Act (Warn Act) and other employment liability costs arising out of the termination of the employment of Manager’s employees at the Premises (herein collectively called “Employee Related Termination Costs”).  This reimbursement obligation shall not apply to any corporate personnel of Manager assigned to the Hotel for special projects or who perform functions for Manager at the corporate level. In order to be reimbursable hereunder, any Employee Related Termination Costs must be pursuant to policies of Manager which shall be in writing, provided to Lessee, and no more expensive or burdensome than those of other managers managing similar hotels in similar markets and geographical locations.  Such policies and any modification thereof shall be subject to review and the prior approval of Lessee.  Lessee shall be responsible for moving and related travel expense incurred in connection with the transfer of an employee of Manager from the Hotel to another hotel owned by Landlord or an Affiliate provided Lessee has consented to such transfer.  Manager shall be solely responsible for any such expenses relating to a transfer not consented to by Lessee or in the event the transfer is to a hotel other than a hotel owned by Landlord or an Affiliate and such costs shall not constitute Employee Related Termination Costs in the event that such transfer arises in connection with a termination of this Agreement.

At Termination, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Lessee) to reimburse Manager for all reimbursable Employee Related Termination Costs; the amount of such escrow fund to be in an amount sufficient for the purpose of paying outstanding invoices and termination costs for employees with the remainder being transferred promptly to the Lessee.

9.6Employee Use of Hotel.  Manager, in its discretion, may (i) provide lodging for Manager’s Executive Employees and corporate staff visiting the Hotel in connection with the performance of Manager’s services hereunder and allow them the use of the facilities of the Hotel, and (ii) provide the management of the Hotel with temporary living quarters within the Hotel and the use of all facilities of the Hotel, in either case at a discounted price or without charge, as the case may be. Manager shall provide lodging at the Hotel for Lessee’s employees, officers and directors visiting the Hotel and allow them the use of all facilities of the Hotel in either case without charge, except for recreational facilities for which a charge will apply.

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ARTICLE X
BUDGET, STANDARDS AND CONTRACTS

10.1Annual Operating Budget.  Subject to the approval of the Lessee as provided in Section 10.2, not less than ninety (90) days following the Commencement Date, Manager shall prepare an initial operating budget (the “Initial Operating Budget”) for the period beginning with the Commencement Date and ending on December 31 of the year in which the Commencement Date occurs unless such date falls within 60 days prior to December 31, in which case such Initial Operating Budget shall cover the next succeeding calendar year.  Such Initial Operating Budget may be refined (based on information then available) as of the Commencement Date, subject to the approval of the Lessee as provided in Section 10.2.  Thereafter, the Manager shall deliver, by a date to be reasonably determined by the Lessee but not later than November 1 of each succeeding Fiscal Year, to Lessee for approval by Lessee a proposed budget for the Hotel, which may be revised from time to time (the “Annual Operating Budget”), setting forth in detail an estimated profit and loss statement for the next twelve (12) Accounting Periods, including a schedule of hotel room rentals and other rentals for the Hotel, such budgets to be substantially in the format of Exhibit D attached hereto.  The Manager may modify or amend a previously approved Initial Operating Budget or an Annual Operating Budget, only in accordance with Section 10.2 or as otherwise provided in this Agreement.

10.2Budgeting Process.  The Annual Operating Budget and the Initial Operating Budget submitted to Lessee by Manager shall be subject to the approval of Lessee (such approval not to be unreasonably withheld, delayed or conditioned).  The Annual Operating Budget and the Initial Operating Budget shall not be deemed accepted by Lessee in the absence of its express written approval.  Not later than thirty (30) days after receipt by Lessee of a proposed Annual Operating Budget or the Initial Operating Budget (or such longer period as Lessee may reasonably request on Notice to Manager), Lessee may deliver an AOB Objection Notice with reasonable detail to Manager stating that Lessee objects to any information contained in or omitted from such proposed Annual Operating Budget or Initial Operating Budget and setting forth the nature of such objections with reasonable specificity.  Failure of Lessee to deliver express written approval of the Annual Operating Budget or the Initial Operating Budget or an AOB Objection Notice shall be deemed rejection of Manager’s proposed Annual Operating Budget or Initial Operating Budget in its entirety.  Upon receipt of any AOB Objection Notice, Manager shall, after consultation with Lessee, modify the proposed Initial Operating Budget or Annual Operating Budget, as the case may be, taking into account Lessee’s objections, and shall resubmit the same to Lessee for Lessee’s approval within fifteen (15) days thereafter, and Lessee may deliver further AOB Objection Notices (if any) within fifteen (15) days thereafter (in which event, the re-submission and review process described above in this sentence shall continue until the proposed Initial Operating Budget or Annual Operating Budget in question is accepted and consented to by Lessee).  Notwithstanding anything to the contrary set forth herein, Lessee shall have the right at any time subsequent to the acceptance and consent with respect to any Annual Operating Budget or the Initial Annual Budget, on Notice to Manager, to revise such Initial Operating Budget or Annual Operating Budget or to request that Manager prepare for Lessee’s approval a revised Initial Annual Budget or Annual Operating Budget, taking into account such circumstances as Lessee deems appropriate and with due consideration of input from Manager regarding such revised budget; provided, however, that the revision of an Initial Operating Budget or Annual Operating Budget shall not be deemed a revocation of Manager’s authority with respect to such actions as Manager may have already taken

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prior to receipt of such revision notice in implementing a previously approved budget or plan.  In connection with the development of the Annual Operating Budget, Manager shall propose Gross Revenue, Gross Operating Profit and other operating targets and goals as well as market based goals for occupancy rates, Revpar and average daily room rates utilizing the segmentation categories to be used by Manager to report property-level operating information to Smith Travel Research.  Manager shall provide such targets and goals to Lessee in connection with Lessee’s review of Manager’s proposed Annual Operating Budget.  The final targets and goals relating to Gross Revenue, Gross Operating Profits, occupancy rates, average daily rates and other operating and market based goals shall be determined by Lessee in its reasonable discretion.  In addition, during the preparation of the Annual Operating Budget, Manager shall develop a revenue management strategy that will be reflected in the Annual Operating Budget and subject to review and approval by Lessee, which shall not be unreasonably withheld, delayed or conditioned.  Lessee and Manager acknowledge and agree that the Initial Annual Budget and Annual Operating Budgets are merely forecasts of operating revenues and expenses for an ensuing year and may be revised, by Lessee, from time to time as business and operating conditions shall demand and with due consideration of input from Manager.  However, Manager shall use its commercially reasonable efforts to operate the Premises in accordance with the Annual Operating Budget.  The failure of the Hotel to perform in accordance with such Annual Operating Budget shall not constitute an Event of Default or breach by Manager of this Agreement except as otherwise provided in Section 25.1.  Whenever in this Agreement Manager is called upon to manage the Hotel or otherwise act consistent with the Annual Operating Budget (or words to that effect), that directive shall be interpreted to include the provisions of the immediately preceding three sentences.  Manager shall not enter into contracts in excess of the amounts approved in the Annual Operating Budget except as otherwise provided in this Agreement.

10.3Operation in the Absence of an Approved Annual Operating Budget.  If the Annual Operating Budget for any subsequent calendar year has not been approved by Lessee by January 1 of that year, the Manager shall continue to operate under the respective Annual Operating Budget or Initial Operating Budget, as the case may be, for the previous year with such adjustments as may be necessary to reflect (i) those expenses that vary in correlation with Gross Revenues and occupancy and (ii) deletion of non-recurring expense items set forth on the previous Annual Operating Budget and increased insurance costs, taxes, utility costs, and debt service payments; however, no capital expenditures with respect to the Hotel (other than repairs in the ordinary course or emergency repairs) shall be made for that year until an Annual Operating Budget for such year is approved, unless the Lessee specifically consents thereto in writing.

10.4Budget Meetings.  At each budget meeting and at any additional meetings during a Fiscal Year reasonably called by Lessee or Manager, Manager shall consult with and respond to questions of Lessee on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and other matters affecting the operation of the Hotel and Lessee shall have the right to provide input on matters affecting the operation of the Hotel which will be followed to the extent reasonable in Manager’s discretion so long as not in conflict with the terms of this Agreement.

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ARTICLE XI
FEES TO MANAGER

11.1Management Fee. As consideration for the services to be rendered by Manager pursuant to this Agreement as manager and operator of the Premises, Manager shall be paid the following Base Management Fee and Incentive Management Fee (as such terms are hereinafter defined (collectively called the “Management Fee”) for the Hotel as follows:

(a)Base Management Fee.  The base management fee (“Base Management Fee”) for the Hotel shall be equal to a percentage of the Gross Revenues of the Hotel pursuant to the following table, and shall be due monthly subject to such fees being reduced in 2020 pursuant to the Master Agreement in the amount of Management Fee Advances provided by Lessee prior to the Commencement Date and allocated to the Hotel:

Management Fee for Hotel

From the Commencement Date through the Expiration Date	2.5%

If this Agreement shall commence or expire on other than the first and last day of a calendar month, respectively, the Base Management Fee shall be apportioned based on the Gross Revenues for the actual number of days of service in the month.

(b)Incentive Management Fee.  The incentive management fee (the “Incentive Management Fee”), if any, will be due annually in arrears within 90 days of the end of the Fiscal Year and will be equal to ten percent (10%) of the amount by which the Gross Operating Profit of the Hotel, for a given year exceeds the Budgeted Gross Operating Profit for such year.  The Incentive Management Fee may not exceed 0.25% of Gross Revenues of the Hotel included in the incentive fee calculation.  The calculation of the Incentive Management Fee will begin with the first full Fiscal Year the Hotel is managed pursuant to this Agreement and will include the results of the Fiscal Year in which sold, based upon Gross Operating Profit compared with Budgeted Operating Profit through the date of closing of the sale of the Hotel.

(c)Right of Offset.  Lessee shall be entitled to offset amounts otherwise due and payable to Manager hereunder against amounts due and owing to Lessee or an Affiliate pursuant to any credit facility, loan agreement or promissory note evidencing advances made by Lessee or its Affiliate to Manager for borrowed money; provided Manager has been provided written notice that the amounts to be offset are due and owing to Lessee or its Affiliate.

11.2Accounting and Interim Payment.

(a)Manager shall submit to Lessee a monthly statement pursuant to Section 15.2, an interim accounting to Lessee showing Gross Revenues, Deductions, Gross Operating Profit and Net Operating Income before Debt Service.

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(b)Calculations and payments of the Base Management Fee for the Hotel made with respect to each Accounting Period shall be made on an interim basis using such monthly statements, and shall be accounted for cumulatively for each Fiscal Year.  After the end of each Fiscal Year, the audited financial statements obtained pursuant to Section 15.3 shall be controlling over the interim accountings.  Any adjustments in Management Fees required by the audited statements shall be made promptly by the parties.

(c)The Incentive Management Fee for the Hotel shall be calculated and earned on an annual basis for each Fiscal Year (unless in the case of a sale as provided for in Section 11.1(b)).  If Lessee raises no objection for any reason (excluding fraud) within one (1) year from receipt of the audited financial statements obtained pursuant to Section 15.3 (or for fraud within any applicable statute of limitations period, and if no statute of limitations period exists, then in no event to exceed four (4) years from receipt of annual accounting statements as provided herein), such accounting shall be deemed to have been accepted by Lessee as true and correct, and Lessee shall have no further right to question its accuracy.  Manager will provide Lessee profit and loss statements for the current period and year-to-date, including actual, budget and last year comparisons, as required by Section 15.3.

ARTICLE XII
INSURANCE

12.1Insurance.  Manager shall coordinate with Lessee, at all times during any period of development, construction, renovation, furnishing and equipping of the Premises, the procurement and maintenance by Lessee in amount and scope as available for the hotel lodging industry for hotels of similar type and in similar markets and geographical locations as the Hotel, public liability and indemnity and property insurance with minimum limits of liability as required by Lessee, the Landlord, any Holder, or Franchisor, if applicable, and in accordance with the Annual Operating Budget to protect Lessee, Landlord, Manager, any Holder, and any Franchisor, if applicable, against loss or damage arising in connection with the development, construction, renovation, furnishing and equipping of the Premises (and pre-opening activities, if applicable), including, without limitation, the following:

12.1.1Extended Coverage, Boiler, Business Interruption and Liability Insurance.

(a)Building insurance on the “Special Form” (formerly “All Risk” form) (including earthquake and flood in reasonable amounts as determined by Lessee) in an amount not less than 100% of the then “Full Replacement Cost” thereof (as defined below) or such other amount which is acceptable to Lessee, and personal property insurance on the “Special Form” in the full amount of the replacement cost thereof;

(b)Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Hotel, in the minimum amount of $5,000,000 or in such greater amounts as are then customary or as may be reasonably requested by Lessee from time to time;

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(c)Loss of income insurance on the “Special Form”, in the amount of one year of the sum of Base Rent plus Percentage Rent (as such terms are defined in and as determined pursuant to the Lease) for the benefit of Landlord, and business interruption insurance on the “Special Form” in the amount of one year of Gross Operating Profit, for the benefit of Lessee.  Lessee shall in good faith seek to recover Management Fees that otherwise would have been paid during any period of business interruption had the Hotel been in full operation; provided, however, that only the amount of loss of income insurance proceeds actually received by Lessee in respect of the event giving rise to the business interruption shall be part of Gross Revenues;

(d)Comprehensive or Commercial General Liability Insurance for any claims or losses arising or resulting from or pertaining to the Hotel or its operation wherever such claim is brought in the world, with combined single limits of $1,000,000 per each occurrence for bodily injury and property damage.  If the general liability coverages contain a general aggregate limit, such limit shall be not less than $2,000,000, and it shall apply in total to this Hotel only by specific endorsement.  Such insurance shall be on an occurrence policy form and shall include premises and operations, independent contractors, blanket contractual, products and completed operations, personal and advertising injury, employees as additional insureds, broad form property damage, personal injury, incidental medical malpractice, severability of interests, coverage for sexual abuse/misconduct/molestation, innkeeper’s and safe deposit box liability, and (during any renovations, upgrading and/or remodeling) explosion, collapse and underground coverage.  The policy shall not have any firearm; carbon monoxide; hostile fire; pesticides and herbicides; pool, chemicals and/or cleaning products exclusions or similar or related exclusions;

(e)Liquor Liability (applicable when the Hotel distributes, sells, serves, or furnishes alcoholic beverages) for combined single limits of bodily injury and property damage of not less than $1,000,000 each occurrence;

(f)Automobile insurance on vehicles operating in conjunction with the Hotel with limits of liability of at least $1,000,000.00 combined, single limit coverage, and, to the extent that Hotel operations include parking operations, garage-keeper’s liability with a limit adequate to cover the full actual value of all automobiles that are in the Hotel’s care, custody, or control at any one time;

(g)Umbrella Excess Liability on a following form in amounts not less than $50,000,000 in excess of the liability insurance required under d through f immediately above and employer’s liability insurance in Section 12.1.2(a) below.  Such coverage shall apply in total to the Hotel only by specific endorsement; and

(h)Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the area of the Hotel and that is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the states where the Hotel is located at rates which are economically practicable in relation to the risks covered as may be reasonably requested by Lessee and otherwise consistent with the costs allocated therefore in the Annual Operating Budget.

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12.1.2Operational Insurance.

(a)Workers’ compensation and employer’s liability insurance as may be required under Legal Requirements and as Manager and Lessee may deem reasonably prudent covering all of Manager’s employees at the Premises;

(b)Crime Insurance with the following coverage’s and limits of insurance (per occurrence):  Employee Theft ($1,000,000); Forgery & Alteration ($50,000); Money & Securities (Inside) ($50,000); Money & Securities (Outside) ($50,000); Computer Fraud ($50,000); Counterfeit paper currency ($50,000);

(c)Employment Practices Liability Insurance, with One Million Dollars ($1,000,000) of coverage and not more than a Ten Thousand Dollar ($10,000) deductible; and

(d)Such other insurance in amounts as Landlord or Lessee in their reasonable judgment deem advisable for their protection against claims, liabilities and losses arising out of or connected with its performance under this Agreement, and otherwise consistent with the costs allocated therefore in the Initial Operating Budget or in the Annual Operating Budget.

12.2Replacement Cost.  The term “Full Replacement Cost” as used herein shall mean the actual replacement cost of the Hotel requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal.  In the event either party to this Agreement believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost re-determined.

12.3Increase in Limits.  If either party to this Agreement at any time deems the limits of the personal injury or property damage under the comprehensive commercial general liability insurance then carried to be either excessive or insufficient, such parties shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section.

12.4[Intentionally Omitted.]

12.5Costs and Expenses.  The cost of maintaining insurance and costs related thereto shall be the responsibility of Lessee.  Insurance premiums and any costs or expenses with respect to the insurance, including, without limitation, agent’s and consultant’s costs used to place insurance or adjust claims, shall be Deductions.  Premiums on policies for more than one year shall be charged pro-rata against Gross Revenues over the period of the policies and to the extent, through blanket policies, such premiums cover other hotels managed by Manager or owned by Lessee or any of its Affiliates, they shall be allocated based on rooms, number of employees, values or other methods as determined to be reasonable by Manager and Lessee.  Any reserves, losses, costs, damages or expenses which are uninsured, self-insured, or fall within deductible limits shall be treated as a cost of insurance and shall be Deductions, subject to Article XXV.

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12.6Policies and Endorsements.

(a)Where permitted, all liability insurance provided for under this Article XII shall name Lessee and Manager as named insureds, and Holder, the Landlord, and, if required, the Franchisor, as additional insureds.  All liability policies shall be written in such a manner so as to protect both Lessee and Manager as named insureds, whether by Manager’s status as Lessee’s “real estate manager” or otherwise.  Each of Manager and Lessee shall be insured for occurrences resulting from their own negligence as well as the negligence of the other.  This protection shall extend to their affiliates, employees, and agents. With respect to third party liability, it is understood that the liability insurance provided for under this Article XII is designed to provide primary coverage for all such risks, protecting Lessee and Manager.  Said policies are intended to provide coverage and protection to both Lessee and Manager regardless of whether, as to a particular matter in accordance with the provisions of this Agreement, either party owes an obligation of indemnity to the other, as the parties’ intent is that these policies be the primary mechanism through which such indemnity is provided for all insurable claims and losses.  The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the event of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies not less than ten (10) days prior to the respective dates of expiration and, upon request, shall provide full copies of each such policy.

(b)All policies of insurance provided for under this Article XII shall, to the extent obtainable, be with insurance companies licensed or authorized to do business in the state in which the Premises are located, with an A.M. Best’s rating of no less that A- (VII) (or such higher rating if so required by any Holder, Landlord or Franchisor), and shall have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days’ prior written notice to Lessee.  To the full extent the same is available, all insurance policies obtained pursuant to this Article XII shall contain a standard waiver of subrogation endorsement, and each party hereby waives any right that it may have to recover from or against the other for any claim covered by such insurance.

12.7Termination.  Upon Termination of this Agreement Lessee shall be obligated to assume any obligation arising with respect pending or contingent claims, including those which arise after Termination for causes arising during the Term of this Agreement.

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ARTICLE XIII
[IntentionallY Omitted]

ARTICLE XIV
BANK ACCOUNTS

14.1Operating Account.

(a)All funds made available to Manager by Lessee for operation of the Premises shall be deposited into a checking account or accounts to be established in the name of Lessee or Manager as agent for Lessee (the “Operating Account”), consistent with the requirements of any Cash Management Agreements, if any.  The Operating Account shall be interest bearing when possible.  From time to time both Manager and Lessee shall designate signatory parties on such account and shall provide written notice of such designation or change in designation to the other party, and the signatures of such persons shall be formally and expressly recognized by the bank in which such account or accounts are maintained.  The bank or banks to be utilized shall be selected and approved by Lessee and Manager.  All monies received, including, but not limited to, Gross Revenues shall be deposited in such bank checking account(s), and expenses, including, but not limited to, Deductions, shall be paid from such bank checking account(s) except that Manager shall have the right to maintain separate payroll and petty cash funds and to make payments therefrom as the same are customary and utilized in the lodging business.  Such funds shall not be commingled with Manager’s funds or with the funds of any other owner of a hotel or with the Funds of any other hotel leased to Lessee and managed by Manager.  Lessee shall have the right, as a Deduction to the Hotel, to have access to, copy and audit said account or accounts or records thereof at any time.

(b)Manager shall supply Lessee with Fidelity bonds or other insurance insuring the fidelity of authorized signatories to the Operating Account and other accounts established in the name of Lessee or Manager as agent for Lessee.

14.2[Intentionally Omitted.]

14.3Delivery of Operating Account Upon Termination.

  Upon expiration or termination of this Agreement and the payment to Manager of all amounts due Manager as provided in Section 2.2 of this Agreement, all remaining amounts in the referenced accounts shall be transferred forthwith to Lessee, or made freely available to Lessee.

14.4Advance of Funds.  Manager shall not be required to advance funds, and Manager shall not be obligated to incur any liability or obligation for Lessee’s account.

14.5[Intentionally Omitted.]

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ARTICLE XV
ACCOUNTING SYSTEM

15.1Books and Records.  Manager shall maintain an adequate and separate accounting system in connection with its management and operation of the Premises.  The books and records shall be kept in accordance with GAAP and in the format specified in the Uniform System of Accounts and shall be maintained at all times either on the Premises, at the principal office of Manager, or in storage, for at least three (3) years after the Fiscal Year to which the books and records relate.  Lessee, the Affiliates of Lessee, the Landlord (to the extent permitted under the Lease), any Holder (to the extent permitted under the Hotel Mortgage), any Franchisor (to the extent permitted under any applicable Franchise Agreement), or their respective employees or duly authorized agents, shall have the right and privilege of examining, copying, reproducing and inspecting the books and records at any and all times; provided, however, that such books and records shall not include (i) employee records which must remain confidential pursuant to either Legal Requirements or confidentiality agreements, or (ii) any Manager Intellectual Property.  These rights shall be in addition to those specified in Section 6.4, or elsewhere in this Agreement.  Upon termination of this Agreement, all such books and records shall be turned over to Lessee so as to insure the orderly continuance of the operation of the Hotel; provided however, that all such books and records thereafter shall be available to Manager at the Hotel at all reasonable times for inspection, audit, examination and copying for a period of three (3) years.

15.2Monthly Financial Statements.  Within twenty (20) days following each Accounting Period, Manager shall furnish Lessee with respect to the Hotel an accrual basis balance sheet in the form as provided in Exhibit D, which format the Lessee may modify from time to time, together with a reasonably detailed accrual basis profit and loss statement for the calendar month next preceding and with a cumulative calendar year accrual basis profit and loss statement to date, including a comparison to the Annual Operating Budget and the Capital Improvements Budget and a statement of cash flows for each monthly and cumulative period for which a profit and loss statement is prepared. Further, Manager shall provide a statement of bank account balances, an allocation to reserve accounts, a sources and uses statement, a narrative discussing any of the aforementioned reports and material variances from the Annual Operating Budget and the Capital Improvements Budget at such times and in such format as specified in Exhibit D hereto, together with such other reports and financial statements as Lessee may reasonably request and as are customarily provided by managers of similar hotel properties in the area of the Hotel without Manager receiving additional fees to provide same.

15.3Annual Financial Statements.  Within twenty (20) days after the end of each Fiscal Year, Manager shall furnish to Lessee year-end financial statements for the Hotel (including a balance sheet, income statement and statement of sources and uses of funds) which statements shall be unaudited and shall be prepared in accordance with GAAP and the Uniform System of Accounts.  Lessee will engage an independent certified public accounting firm selected by Landlord to provide audited annual financial statements and shall cause such audited financial statements to be prepared and delivered within seventy-five (75) days of the end of each fiscal year.  Manager shall make available such books and records as requested. Manager shall cooperate in all respects with such accountant in the preparation of such statements, including the delivery of any financial information generated by Manager pursuant to the terms of this Agreement and the execution of a representation letter as reasonably requested by such auditor to prepare such audited financial statements.

15.4Internal Controls.  Manager shall maintain a system of internal accounting controls that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with Manager’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with Manager’s general or specific authorization; and (iv) the

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recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (the “Controls”).  Manager shall implement and maintain such internal control structures or procedures as reasonably requested from time to time by Lessee to facilitate Lessee’s preparation of periodic financial reports.  In the event that Lessee reasonably requests that Manager implement or change an internal control structure or procedure, Manager will have ninety (90) days to implement the control structure or procedure after Manager’s receipt of such request from Lessee (so long as the cost to implement is reasonable).  Manager shall promptly report to Lessee any significant deficiency or material weakness in the Controls of which Manager becomes aware.  In the event Manager fails to adopt and maintain Controls (including any Controls requested by Lessee) and, as a consequence, transactions are not recorded, assets are not accounted for properly or expenditures are incurred without requisite approvals, Manager shall be liable to Lessee for the full amount of any lost revenues or unapproved costs incurred; provided, however that if the failure of Manager to adopt and maintain Controls does not constitute gross negligence or willful misconduct, Manager’s liability under this Section 15.4 shall be limited to the lesser of (i) the Management Fees received by Manager for the twelve month period preceding the date such unrecorded transaction, improperly accounted asset or unapproved transaction became known to Lessee or (ii) the Management Fees received by Manager from the Effective Date to the date such unrecorded transaction, improperly accounted for asset or unapproved expenditure became known to Lessee.

15.5Certification.  Manager shall cause its chief executive officer and such other officers or employees as may be requested from time to time by Lessee to certify to Lessee any one or more of the following: (i) the accuracy of any financial data or reports provided by Manager to Lessee; (ii) the compliance by Manager with the Controls including, without limitation, any internal control procedures requested by Lessee; (iii) that Manager has implemented internal control procedures requested by Lessee and that there are no material deficiencies in such controls or, if such deficiencies exist, identify the deficiencies, and (iv) such other matters as may be reasonably requested by Lessee.

15.6Control Rules.  Without limiting the generality of the foregoing, Manager will provide, or cause its auditor to provide, Lessee and its internal and external auditors with all descriptions of Controls, tests of Controls, audit reports and any other information that Lessee or its auditor deem appropriate or necessary to enable Lessee and its auditor to fulfill their legal obligations under the Securities Act of 1933; the Securities Exchange Act of 1934; the Sarbanes Oxley Act of 2002; related rules and regulations of the Securities and Exchange Commission, including Regulation S-X; the rules, regulations and listing standards of the NASDAQ Stock Exchange; the rules, regulations and standards of the Public Company Accounting Oversight Board; and any other financial control or disclosure requirement imposed by law on public companies, as such legal requirements may be amended or modified from time to time (the “Control Rules”).

(a)Manager will assist Lessee to comply with the Control Rules by, without limitation, (i) documenting Controls; (ii) documenting regular internal assessments to test whether Controls are operating effectively; (iii) cooperating with Lessee and its auditors in connection with testing the effectiveness of such Controls; (iv) advising Lessee in advance of any significant proposed change in such Controls and procedures; (v) issuing such interim or annual certifications as Lessee may reasonable request pursuant to Section 15.5; (vi) implementing the additional or alternative Controls that Lessee from time to time requires; and (vii) correcting any material weakness or significant deficiency as defined by the Control Rules or any other deficiency that would prevent Lessee from complying with the Control Rules.

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(b)Lessee and its auditor will further be entitled to conduct audits and tests of Controls at the hotels and Manager’s offices in order to obtain any additional evidence of effective internal control that Lessee or its auditor deem appropriate or necessary.  Manager will grant reasonable access by Lessee and its auditor to employees, facilities, data, records, systems, controls, processes and procedures in connection with any such audit.

15.7Future Reporting Periods.  In the event SOHO is required to file quarterly and annual financial statements on an accelerated basis relative to the applicable requirements as of the Commencement Date, the periods in which financial statements must be provided by Manager shall be shortened as necessary to permit SOHO to comply with its financial reporting requirements.

ARTICLE XVI
DISTRIBUTIONS TO manager and LESSEE

16.1Payment of Base Management Fee.  On the tenth (10th) day of each month during the term of this Agreement, Manager shall be paid out of the Operating Account, the Base Management Fee for the preceding Accounting Period, as determined from the books and records referred to in Article XV.

16.2Payment of Incentive Management Fee.  On the ninetieth (90) day after the end of each Fiscal Year (or following a sale as provided for in Section 11.1(b)) during the term of this Agreement, Manager shall be paid out of the Operating Account the Incentive Management Fee for the preceding Fiscal Year, if any, as determined from the books and records referred to in Article XV.

16.3Distributions to Lessee.  Subject to retention of Reasonable Working Capital (including any amounts as required by the Capital Improvement Budget) and retention of such reserves as may be required under any Hotel Mortgage and/or Ground Lease, as applicable, Manager shall deliver to Lessee from the Operating Account, any Excess Working Capital for the preceding Accounting Period on the 25th day of the following month, and such amounts of Lessee’s money in the possession or under the control of Manager as Lessee shall from time to time request.  “Excess Working Capital” shall mean any Working Capital remaining after payment of Deductions, Management Fees, allocations for reserves and retention of Reasonable Working Capital.

ARTICLE XVII
RELATIONSHIP AND AUTHORITY

Lessee and Manager shall not be construed as partners, joint venturers or as members of a joint enterprise and neither shall have the power to bind or obligate the other except as set forth in this Agreement.  Manager shall be an agent only and shall have no right, title or interest in the real and personal property of Lessee or the Property.  This Agreement, either alone or in conjunction with any other documents, shall not be deemed to constitute a lease of any portion of the Premises.  Nothing contained herein shall prohibit or restrict Manager or any affiliate of Manager from operating, owning, managing, leasing or constructing any hotel of any nature or description which may in any manner compete with that of the Premises, except as provided in Section 24.4 hereof.  Except as otherwise expressly provided in this Agreement, (a) all debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Hotel in accordance with the provisions of this Agreement shall be the debts and liabilities of Lessee only, and (b) Manager shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel as agent for Lessee.  Manager may so inform third parties with whom it deals on behalf of Lessee and may take any other reasonable steps to carry out the intent of this paragraph.

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ARTICLE XVIII
DAMAGE, CONDEMNATION AND FORCE MAJEURE

18.1Damage and Repair.  If, during the Term hereof, the Hotel is  destroyed by fire, casualty, or other cause or in the event the underlying Lease relating to such damaged Hotel is terminated pursuant to the provisions of such Lease (but only if Lessee, Landlord or any Affiliate of either of them is no longer the owner of the Hotel), or a Holder seeks to cause the Lease to be terminated or takes any action that would preclude the renovation and repair of the Hotel, either Manager or Lessee may terminate this Agreement with respect to the Hotel upon sixty (60) days’ Notice from the date of such damage or destruction, in which case this Agreement shall then terminate with respect to the Hotel sixty (60) days from the date of such notice and neither party shall have any further rights, obligations, liabilities or remedies one to the other hereunder with respect to the Hotel, except as otherwise provided in Article II; provided, however, that Lessee shall not be required to pay Manager a Termination Fee.

18.2Condemnation.

(a)In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate with respect to the Hotel, subject to the requirements of the applicable underlying Lease.  However, in any event of such termination, Lessee shall give Manager at least fifteen (15) days prior Notice of such termination.  In the event of such termination, neither party shall have any further rights, remedies, obligations or liabilities one to the other hereunder with respect to the Hotel except as otherwise provided in Article II above; provided, however, that in the event of such a termination, Lessee shall not be required to pay Manager a Termination Fee and Manager shall have no rights in respect of, and shall refrain from making any claim to proceeds from such condemnation.

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(b)If a portion of the Premises shall be taken by the events described in Section 18.2(a) or the entire Premises are temporarily affected, the result of either of which is not to make it, in the reasonable business judgment of Lessee, unreasonable to continue to operate the Hotel, subject to the requirements of the applicable underlying Lease, this Agreement shall not terminate with respect to the Hotel.

18.3Force Majeure.  If an event of Force Majeure destroys the entire Hotel or renders the Hotel completely inoperable and the effect of such Force Majeure is permanent and not temporary in nature and does not constitute a Partial Casualty as described in Section 18.4, then either Manager or Lessee shall be entitled to terminate this Agreement with respect to the Hotel by written Notice within fourteen (14) days from the date that the Hotel has been completely inoperable due to such event of Force Majeure and this Agreement shall then terminate with respect to the Hotel thirty (30) days from such notice, in which event neither Lessee nor Manager shall have any further rights, remedies, obligations or liabilities, one to the other, hereunder, with respect to the Premises except as otherwise provided in Article II; provided, however, that in the event of such a termination Lessee shall not be required to pay Manager a Termination Fee.

18.4Partial Casualty.  In the event the operations of the Hotel are substantially impaired, a substantial number of guest rooms are damaged or the entire Premises is temporarily and not permanently affected, as a result of a fire, casualty or event of Force Majeure, but the Hotel is not destroyed or rendered completely inoperable and the expected time to effect repairs to the Hotel to place the Hotel back in service on a basis comparable to the size and functionality immediately prior to such fire, casualty or event of Force Majeure (the “Repair Period”) is in excess of 12 months (as reasonably determined by Lessee) either Lessee or Manager may terminate this Agreement within sixty (60) days of such fire, casualty or event of Force Majeure, in which event neither Lessee nor Manager shall have any further rights, remedies, obligations or liabilities one to the other, hereunder, with respect to the Premises except as otherwise provided in Article II; provided, however, that in the event Manager gives notice of such a termination, Lessee shall not be required to pay Manager a Termination Fee and in the event Lessee gives such notice a Termination Fee will be payable by Lessee.  If neither Manager nor Lessee terminates this Agreement pursuant to the immediately preceding sentence, Lessee shall cause Landlord to effect repairs to the Hotel as reasonably necessary to put the Hotel back in service on a basis comparable to the size and functionality of the Hotel immediately prior to the fire, casualty, or event of Force Majeure.  In the event Lessee fails to proceed promptly with restoring the Hotel, Manager shall be entitled to terminate this Agreement with sixty (60) days prior written notice and no Termination Fee shall be payable by Lessee.  Neither Manager nor Lessee shall be entitled to terminate this Agreement as a result of a partial casualty which requires the Hotel to cease operations for 12 months or less.  During a Repair Period in which Manager continues to manage the Hotel, the Manager shall operate the Hotel in accordance with a revised Annual Operating Budget which shall reflect a reduction in staff levels as determined by Lessee.

ARTICLE XIX
DEFAULT AND TERMINATION

19.1Events of Default.  The following shall constitute events of default (each an “Event of Default”):

(a)The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by Lessee or Manager;

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(b)The consent to any involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Lessee or Manager;

(c)The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Manager as bankrupt or insolvent, or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree continues unstayed and in effect for any period of ninety (90) days or more;

(d)The appointment of a receiver for all or any substantial portion of the property of Lessee or Manager;

(e)The failure of Lessee or Manager to make any payment required to be made in accordance with the terms of this Agreement within ten (10) days after receipt of Notice, specifying said default with reasonable specificity, when such payment is due and payable; or

(f)The failure of Lessee or Manager to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after written notice of said failure; provided, however, if such default cannot be cured within such thirty (30) day period and Lessee or Manager, as the case may be, commences to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended so long as it shall require Lessee or Manager, as the case may be, in the exercise of due diligence to cure such default, it being agreed that no such extension (including the original 30 day cure period) shall be for a period in excess of ninety (90) days.

(g)The occurrence of a default under the applicable Lease or ground lease which results in termination thereof other than a termination of the Lease by the Landlord or Lessee that is not associated with a sale or transfer of the Hotel to an entity that is not an Affiliate of SOHO.

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(h)Manager ceases to or does not qualify as an Eligible Independent Contractor.

(i)Receipt by Lessee of a notice from Franchisor of termination of a Franchise Agreement caused by Manager, and the failure to cure the relevant default prior to the expiration of any cure period before termination becomes effective.

(j)Manager’s breach of its obligations under Section 3(a) or (b) of the Master Agreement and its failure to cure within the applicable cure period.

19.2Consequence of Default.  Upon the occurrence of any Event of Default, the non-defaulting party may give the defaulting party Notice of intention to terminate this Agreement (after the expiration of any applicable grace or cure period provided in Section 19.1), and upon the expiration of thirty (30) days from the date of such notice, this Agreement shall terminate, whereupon the non-defaulting party shall be entitled to pursue its rights and remedies, to the extent applicable, under any indemnity obligations of this Agreement which shall survive termination of this Agreement, excluding, however, any claim for punitive, exemplary, special, indirect, incidental, and consequential damages.

ARTICLE XX
WAIVER AND INVALIDITY

20.1Waiver.  The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

20.2Partial Invalidity.  In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship on Manager or Lessee or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement, in which event it shall be terminated.

ARTICLE XXI
ASSIGNMENT

Subject to the requirements of any Hotel Mortgage, Franchise Agreement, Ground Lease or the Lease, neither party shall assign or transfer (by operation of law or otherwise) or permit the assignment or transfer of this Agreement without the prior written consent of the other (which may be withheld in its sole discretion) and any such prohibited assignment or transfer shall be null and void; provided, however, that Lessee shall have the right, without such consent, to assign or transfer its interest in this Agreement for purposes of any financing or as permitted by the Franchise Agreement.

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ARTICLE XXII
NOTICES

All notices, demands, elections, or other communications that any party this Agreement may desire or be required to be given hereunder shall be in writing and shall be given by hand, by depositing the same in the United States mail, first class, postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, to the addresses set forth below, or at such address as may be designated by the addressee upon written notice to the other party, (herein called “Notice”).

To Lessee:	MHI Hospitality TRS, LLC
401 West Francis Street
Williamsburg, Virginia 23188
Attn: Andrew M. Sims
Fax: (757) 564-8801

With a copy to:	Thomas J. Egan, Jr.
Baker & McKenzie LLP
815 Connecticut Avenue, NW
Washington, D.C. 20006
Fax: (202) 416-6955

To Manager:	Our Town Hospitality LLC

Attn:
	Fax:	( )

With a copy to:	Newport Hospitality Group, Inc.
4290 Newtown Avenue
Williamsburg, VA 23188
Attn: Wayne West III
Fax: (757) -

and

Joshua M. David
David, Kamp & Frank, L.L.C.
739 Thimble Shoals Boulevard, Suite 105
Newport News, Virginia 23606
Fax: (757) 595-6723

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To the Landlord:	401 West Francis Street
Williamsburg, Virginia 231858
Fax: (757) 564-8801

With a copy to:	Thomas J. Egan, Jr.
Baker & McKenzie LLP
815 Connecticut Avenue, NW
Washington, D.C. 20006
Fax: (202) 416-6955

All notices given pursuant to this Article XXII shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date that delivery was refused by the addressee, or (ii) if delivered by certified mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

ARTICLE XXIII
SUBORDINATION

23.1Subordination.  This Agreement shall be subject and subordinate to any Hotel Mortgage and Lease, and Manager agrees to enter into a Non-Disturbance Agreement. Notwithstanding the foregoing, Manager shall in no event be obligated to perform its duties hereunder without payment and/or reasonable assurance of payment of such fees, reimbursements or indemnification payments.

ARTICLE XXIV
PROPRIETARY MARKS; INTELLECTUAL PROPERTY

24.1Computer Software and Equipment.  All “Software” (meaning all computer software and accompanying documentation, other than software which is commercially available, which are licensed by Manager in connection with the property management system, any reservation system and all future electronic systems developed by Manager for use in the Hotel) is and shall remain the exclusive property of Manager or any one of its Manager Affiliate Entities (or the licensor of such Software, as the case may be), and Lessee shall have no right to use, or to copy, any Software; provided, however, that any Software included in building systems and owned by Landlord or purchased by Manager on behalf of Lessee relating to operations shall not be Manager’s intellectual property.  Only intellectual property listed on Exhibit 24.1 or specifically identified by Lessee and agreed to by Landlord shall be the intellectual property of Manager.  Upon Termination, Manager shall have the right to remove from the Hotel, without compensation to Lessee, all Software, and any computer equipment owned by Manager which is utilized as part of a centralized property management system or is otherwise considered proprietary by Manager, excepting any software which is owned by the applicable Franchisor; provided that Manager shall cooperate with Lessee in the transition of the centralized management system to the new manager, including in the change of any Software and computer equipment.  If any of such computer equipment is owned by Lessee, Manager shall reimburse Lessee for previous expenditures made by Lessee for the purchase of such equipment, subject to a reasonable allowance for depreciation.

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24.2Intellectual Property.  (a) All written Software and manuals, brochures issued by Manager to its employees at the Hotel regarding proprietary procedures and techniques to be used in operating the Hotel (“Manager Intellectual Property”) shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates.  Upon Termination, all Manager Intellectual Property shall be removed from the Hotel by Manager, without compensation to Lessee.  Lessee shall not be charged in any manner, direct or indirect, for the acquisition of such Manager Intellectual Property.

(b)All written documentation trade names, trademarks and service marks of SOHO and any and all distinctive elements adopted from time to time by SOHO as part of the Brand Standards (the “SOHO Intellectual Property”) shall at all times be proprietary to SOHO or its Affiliates and shall be the exclusive property of SOHO or its Affiliates.  Following Termination, Manager shall not remove, copy or utilize any SOHO Intellectual Property which shall remain the property of SOHO or its Affiliates.

24.3Books and Records.  All Books and Records maintained with respect to the Hotel, including guest records but excluding employee records, shall be the sole property of Lessee but may be used by Manager during the Term in connection with its management and operation of the Hotel.

ARTICLE XXV
INDEMNIFICATION

25.1Manager Indemnity.  Manager shall indemnify and hold Lessee and Landlord (and Lessee’s agents, shareholders, officers, directors, and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) which are not covered by insurance proceeds that may be incurred by or asserted against any such party and that arise from (a) the fraud, willful misconduct or gross negligence of Manager; provided, however, that the act or omission of any employee of Manager who is not an Executive Employee (but including any employee of Manager with access to or signatory authority over funds of Lessee held by Manager), which act or omission is willful or constitutes fraud or gross negligence on the part of such employee, shall not constitute fraud, gross negligence or willful misconduct on the part of Manager unless Manager’s home office or regional staff, or an Executive Employee, acted with gross negligence in employing, training, supervising or continuing the employment of such employee; (b) the infringement by any of Manager’s intellectual property rights (including trademarks, software, etc.) of the intellectual property rights of any third party; (c) any Excluded Employee Claims; or (d) knowing or reckless placing, discharge, leakage, use or storage, of hazardous materials on the Premises or in the Hotel by Manager during the Term of this Agreement as set forth in Section 28.10(c).  Lessee shall promptly provide Manager with written notice of any claim or suit brought against it by a third party which might result in such indemnification. Lessee shall carry general liability insurance.

25.2Lessee Indemnity.  Except with respect to matters for which Manager is obligated to provide indemnification pursuant to Section 25.1, Lessee shall indemnify and hold Manager (and Manager’s agents, principals, partners, members, officers, directors, and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) which are not covered by insurance proceeds and that may be incurred by or asserted against such party and that arise from or in connection with (a) the performance of Manager’s services under and in accordance with this Agreement; (b) the condition or use of the Hotel, to the fullest extent permitted by law, including without

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limitation, any injury to person(s) or damage to property or business by reason of any cause whatsoever in or about the Hotel; (c) any Employee Related Termination Costs, including any liability to which Manager is subjected pursuant to the WARN Act in connection with the termination of this Agreement provided Manager provides any notices required by the WARN Act in connection with any termination of this Agreement, (d) the Employee Costs and Expenses as set forth in Article IX herein above; or (e) any Employee Claims, but excluding any Excluded Employee Claims.  Manager shall promptly provide Lessee with written Notice of any claim or suit brought against it by a third party which might result in such indemnification.

25.3Indemnification Procedure.  Any party obligated to indemnify the other party under this Agreement (the “Indemnifying Party”) shall have the right, by Notice to the other party, to assume the defense of any claim with respect to which the other party is entitled to indemnification hereunder.  If the Indemnifying Party gives such notice, (i) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the other party, such approval not to be unreasonably withheld or delayed (provided, however, that the other party’s approval shall not be required with respect to counsel designated by the Indemnifying Party’s insurer); (ii) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the other party for services rendered after the Indemnifying Party has given the Notice provided for above to the other party, except if there is a conflict of interest between the parties with respect to such claim or defense; and (iii) the Indemnifying Party shall have the right, without the consent of the other party, to settle such claim, but only provided that such settlement involves only the payment of money and without the admission of any wrongdoing, the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the other party is unconditionally released from all liability in respect of such claim.  The other party shall have the right to participate in the defense of such claim being defended by the Indemnifying Party at the expense of the other party (other than in the event of a conflict of interest between-the parties with respect to such claim or defense), but the Indemnifying Party shall have the right to control such defense (other than in the event of a conflict of interest between the parties with respect to such claim or defense).  In no event shall (i) the other party settle any claim without the consent of the Indemnifying Party so long as the Indemnifying Party is conducting the defense thereof in accordance with this Agreement; or (ii) if a claim is covered by the Indemnifying Party’s liability insurance, take or omit to take any action which would cause the insurer not to defend such claim or to disclaim liability in respect thereof.

25.4Survival.  The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Term.

ARTICLE XXVI
DATA SECURITY DISCLAIMER

Manager, upon request from Lessee, will make recommendations to Lessee related to data security as applicable to the Hotel with the understanding that implementing such recommendations will require funding by Lessee and the hiring of appropriate specialized consultants.  Notwithstanding the foregoing and except as provided in Section 25.1, Manager will not be liable for the data security and/or cybersecurity of the Hotel, including the security or vulnerability of any computer or computer system, electronic system, point-of-sale system, credit card system or other systems, hardware, or software used by the Hotel, and Manager shall not be responsible to conduct a credit card security assessment or other data security or cybersecurity assessment for Lessee or for the Hotel.

ARTICLE XXVII
GOVERNING LAW AND VENUE

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This Agreement and its interpretation, validity and performance shall be governed by the laws of the Commonwealth of Virginia without regard to its conflicts of laws principles.  In the event any court of law of appropriate judicial authority shall hold or declare that the law of another jurisdiction is applicable, this agreement shall remain enforceable under the laws of the appropriate jurisdiction.  The parties hereto agree that venue for any action in connection herewith shall be proper in James City County, Virginia.  Each party hereto consents to the jurisdiction of any local, state or federal court situated in or serving such location and waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any proceeding in any such court.

ARTICLE XXVIII
MISCELLANEOUS

28.1Rights to make Agreement.  Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been given or taken.  Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

28.2[Intentionally Omitted.]

28.3[Intentionally Omitted.]

28.4Headings.  Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

28.5Attorneys’ Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

28.6Entire Agreement.  This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties with respect to the management of the Hotel and supersedes all prior understandings and writings with respect thereto.

28.7Consents.  Whenever the consent or approval of Lessee is required under the terms of this Agreement, unless otherwise stated to the contrary, such consent or approval may be granted or withheld by Lessee in its reasonable discretion.

28.8Eligible Independent Contractor.  During the Term of this Agreement, Manager must at all times qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Code (as such section may be amended or modified from time to time during the Term hereof or any successor Code Section) (“Eligible Independent Contractor”). To that end, during the Term of this Agreement, Manager agrees that:

(a)Manager shall not permit wagering activities to be conducted at or in connection with the Hotel by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Hotel;

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(b)Manager shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the outstanding stock of SOHO;

(c)no more than thirty-five percent (35%) of Manager’s membership interests (in its assets or net profits) shall be owned (within the meaning of Section 856(d)(5) of the Code), directly or indirectly, by one or more persons owning thirty-five percent (35%) (within the meaning of Section 856(d)(5) of the Code) or more of the outstanding stock of SOHO;

(d)Manager (or a person who is a “related person” within the meaning of Section 856(d)(9)(F) of the Code (a “Related Person”) with respect to Manager) shall be actively engaged in the trade or business of operating “qualified lodging facilities” within the meaning of Section 856(d)(9)(D) of the Code (defined below) for one or more persons who are not Related Persons with respect to Manager or Lessee (“Unrelated Persons”).  For purposes of determining whether the requirement of this paragraph (e) has been met, Manager shall be treated as being “actively engaged” in such a trade or business if Manager (i) derives at least 10% of both its profits and revenue from operating “qualified lodging facilities” within the meaning of Section 856(d)(9)(D) of the Code for Unrelated Persons or (ii) complies with any regulations or other administrative guidance under Section 856(d)(9) of the Code that provide a “safe harbor” rule with respect to the hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code section.

A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “Lodging Facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is fully authorized to engage in such business at or in connection with such facility.  A “Lodging Facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to SOHO.

28.9Subleasing.

  During the Term of this Agreement, Manager shall not sublet the Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the sublessee, or (ii) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

28.10Environmental Matters.

(a)For purposes of this Section 28.10, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

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(b)Regardless of whether or not a given hazardous material is permitted on the Premises under applicable environmental law, Manager shall only bring on the Premises such hazardous materials as are needed in the normal course of business of the Hotel.

(c)In the event of the discovery of hazardous materials (as such term may be defined in any applicable environmental law) on the Premises or in the Hotel during the Term of this Agreement, Manager shall promptly notify Lessee of such discovery and Lessee shall promptly remove, if required by applicable environmental law, such hazardous materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws (except to the extent knowingly or recklessly caused by Manager during the Term of this Agreement, whereupon the responsibility to promptly remove and/or remedy the environmental problem shall be that of Manager and at Manager’s sole cost and expense).  All costs and expenses of the compliance with all environmental laws shall be paid by Lessee from its own funds (except to the extent knowingly or recklessly caused by Manager during the Term of this Agreement as set forth herein above).

28.11Equity and Debt Offerings.  Lessee or its Affiliates (as an “Issuing Party”) may make reference to the Manager (the “Non-Issuing Party”) or any of its Affiliates in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively, referred to as the “Prospectus”), issued by the issuing party.  In no event will the non-issuing party be deemed a sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the Prospectus.  The issuing party shall be entitled to include in the Prospectus an accurate summary of this Agreement but shall not include any proprietary mark of the non-issuing party without prior written consent of the non-issuing party.  The issuing party shall indemnify, defend and hold the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of litigation), arising out of any Prospectus or the offering described therein, except for any such losses, costs, liability and damage arising from material misstatements or omissions in a Prospectus based on information provided in writing by the non-issuing party expressly for inclusion in the Prospectus.

28.12Estoppel Certificates.  Lessee and Manager will, at any time and from time to time within fifteen (15) days of the request of the other party or a Holder, or a Franchisor (if so permitted under the applicable Franchise Agreement), or a Landlord (if so permitted under the applicable Lease), execute, acknowledge, and deliver to the other party and such Holder, Franchisor or Landlord, as applicable, a certificate certifying:

(a)That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications); and

(b)Whether there are any existing Event(s) of Default or events which, with the passage of time, would become an Event of Default, by the other party to the knowledge of the party making such certification, and specifying the nature of such Event(s) of Default or defaults or events which, with the passage of time, would become an Event of Default, if any.

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Any such certificates may be relied upon by any party to whom the certificate is directed.

28.13Confidentiality.  Manager shall keep confidential all non-public information obtained in connection with the services rendered under this Agreement and shall not disclose any such information or use any such information except in furtherance of its duties under this Agreement or as may be required by applicable Legal Requirements or court order, or as may be required under any Franchise Agreement, Hotel Mortgage, Lease or Ground Lease.

28.14Modification.  Any amendment, supplement or modification of this Agreement must be in writing signed by both parties hereto.

28.15Counterparts; Electronic Delivery of Signature.  This Agreement may be executed in multiple counterparts, each of which is an original and all of which collectively constitute one instrument.  A signature delivered by email (by .pdf document or otherwise), by facsimile, or other electronic means shall be treated and given the same legal effect as an original signature.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the Effective Date.

LESSEE:
[MHI Hospitality TRS, LLC]
a Delaware limited liability company

By:
Name:
Title:

MANAGER:
Our Town Hospitality LLC
a Virginia limited liability company

By:
Name:
Title:

LANDLORD:
[Name of Owner Entity]

By:
Name:
Title:

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List of Exhibits

Exhibit AHotel Information

Exhibit BCommencement Date

Exhibit CFranchise Agreement (if applicable)

Exhibit DReporting Package

Exhibit EPremises Leases

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Exhibit A

Hotel Name

Franchise Affiliation

Hotel Address

Number of Rooms

Amount and Size of Meeting Space

F&B Offerings and Other Ancillary Facilities

Legal Description of Premises

Competitive Set

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Exhibit B

Commencement Date

January 1, 2020

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Exhibit C

Franchise Agreement

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Exhibit D

Reporting Package

Manager shall provide Lessee with the following written reports which shall be posted to the dedicated SHAREPOINT data site maintained by Manager.  Information to be maintained for ten years.

•	Daily report containing the following information:
•	Weekly Pace Reports containing the following information:
•	Monthly report containing the following information:
•	Monthly report containing information regarding year-to-date capital expenditures and year-to-date versus budget
•	Bi-weekly report

[NOTE:  THIS NEEDS TO BE FILLED IN AND INCLUDE A BUDGET FORMAT.]

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Exhibit E

Premises Leases

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EXHIBIT E

MANAGEMENT FEE SCHEDULE FOR CURRENT HOTELS AND FUTURE HOTELS

Base Management Fee
2020[1]-March 2025
Hotel Name	& Renewals

DoubleTree by Hilton Philadelphia Airport	2.5%

Hotel Ballast Wilmington	2.5%

The DeSoto	2.5%

DoubleTree by Hilton Jacksonville	2.5%

DoubleTree by Hilton Raleigh Brownstone University	2.5%

DoubleTree by Hilton Laurel	2.5%

Sheraton Louisville Riverside	2.5%

Georgian Terrace Hotel	2.5%

Hotel Alba Tampa	2.5%

The Whitehall	2.5%
Future Hotels and Retained Manager Hotels

Months 1 through 12 months of term	2.00%
Months 13 through 24 of term	2.25%
Months 25 through 60 and any renewals	2.50%

Incentive Management Fee for Current Hotels and Future Hotels

The incentive management fee will be equal to 10% of the amount by which Gross Operating Profit of the Hotel (as defined in the relevant management agreement) for a given year exceeds the budgeted Gross Operating Profit for such year; provided, however, that the incentive management fee payable in respect of any such year shall not exceed 0.25% of the Gross Revenues of the Hotel included in such calculation.

Base management fees for the Current Hotels to be reduced by the aggregate amount of Management Fee Advances until Management Fee Advances have been offset in full or until the end of 2020, whichever is sooner.  Lessee to allocate Management Fee Advances to the Current Hotels.

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EXHIBIT F

HOTEL SPECIFIC INFORMATION FOR MANAGEMENT AGREEMENT

FOR CURRENT HOTELS AND FUTURE HOTELS

The following Hotel Specific Information shall be identified by Lessee for each Future Hotel to be subject to a Management Agreement and reflected as appropriate in such Management Agreement:

•	Address of hotel and number of guest rooms;
•	Legal description of real property of hotel;
•	Description of leases;
•	Description of Franchise Agreement, (if any); and
•	Commencement Date

The following Hotel Specific Information is set forth below with respect to each of the Current Hotels:

DoubleTree by Hilton Philadelphia Airport 4509 Island Avenue Philadelphia, PA 19153 • 331 rooms	DoubleTree by Hilton Laurel 15101 Sweitzer Lane Laurel, MD 20707 • 208 rooms
Hotel Ballast Wilmington 301 N. Water Street Wilmington, NC 28401 • 272 rooms	Sheraton Louisville Riverside 700 West Riverside Drive Jeffersonville, IN 47130 • 180 rooms
The DeSoto Savannah 15 East Liberty Street Savannah, GA 31401 • 246 rooms	Georgian Terrace Hotel 659 Peachtree Street NE Atlanta, GA 30308 • 326 rooms
DoubleTree by Hilton Jacksonville Riverfront 1201 Riverplace Blvd. Jacksonville, FL 32207 • 293 rooms	Hotel Alba Tampa 5303 West Kennedy Blvd. Tampa, FL 33609 • 222 rooms
DoubleTree by Hilton Raleigh Brownstone University 1707 Hillsborough Street Raleigh, NC 27605 • 190 rooms	The Whitehall Houston 1700 Smith Street Houston, TX 77002 • 259 rooms

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EXHIBIT G

CALCULATION OF NET OPERATING INCOME

The annual calculation of Net Operating Income (“NOI”) as specified in Section 2.b. of the Agreement shall be based on the following and shall consistently apply generally accepted accounting principles from period to period as approved by majority vote of the Board of Directors of Manager.

Total Management and Incentive Fees Paid to Manager	$
Less Total Operating Expenses of Manager	$
Less Depreciation and Amortization	$
Net Operating Income	$

For purposes of the foregoing, no operating expenses, depreciation or amortization applicable to Manager Parent shall be included in the calculation of Manager’s Net Operating Income.  The calculation of NOI shall not include any reduction for accrued interest or principal payments in respect of any indebtedness of Manager.

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EXHIBIT H

BUDGET

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EXHIBIT I

RETAINED MANAGER HOTELS

DoubleTree Resort by Hilton Hollywood Beach; Hollywood, Florida

Hyatt Centric Arlington; Arlington, Virginia

Hyde Resort & Residences*; Hollywood, Florida

Hyde Beach House Resort & Residence*; Hollywood, Florida

*  A condo hotel.

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